Exhibit 10.31

EXECUTION COPY

SENIOR SUBORDINATED TERM LOAN AGREEMENT

Dated as of July 27, 2007

among

SENSATA TECHNOLOGIES B.V.

as BV Borrower

SENSATA TECHNOLOGIES FINANCE COMPANY, LLC

as US Borrower

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

THE OTHER LENDERS PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.

BANC OF AMERICA SECURITIES LLC

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Joint Lead Arrangers and as Joint Bookrunners

BANC OF AMERICA BRIDGE LLC

as Syndication Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Documentation Agent

Senior Subordinated Term Loan Agreement

Senior Subordinated Term Loan Agreement

i

Senior Subordinated Term Loan Agreement

Senior Subordinated Term Loan Agreement

Senior Subordinated Term Loan Agreement

SCHEDULES

I	Guarantors
2.01	Commitments
5.06	Disclosed Litigation
5.10(b)	Material ERISA Claims, Actions, Suits, or Action by Governmental Authority
5.10(c)	ERISA Events or Material Liabilities
12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Assignment and Assumption
C	Guarantee Supplement
D-1	Kirkland & Ellis LLP Opinion
D-2	Loyens & Loeff N.V. and Van Doorne N.V. Opinions
D-3	Creel, Garcia-Cuellar y Muggenburg, S.C. Opinion
D-4	Pinheiro Neto Advogados Opinion
D-5	Bae, Kim & Lee Opinion
D-6	O’Melveny & Myers, Tokyo Office Opinion
D-7	Azim, Tunku Farik & Wong Opinion
E	Administrative Questionnaire
F	Promissory Note

Senior Subordinated Term Loan Agreement

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SENIOR SUBORDINATED TERM LOAN AGREEMENT

This SENIOR SUBORDINATED TERM LOAN AGREEMENT (this “Agreement”) is entered into as of July 27, 2007 among SENSATA TECHNOLOGIES B.V., a besloten vennootschap organized under the laws of the Netherlands (the “BV Borrower”), SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, a Delaware limited liability company (the “US Borrower”), the Guarantors (as hereinafter defined) from time to time parties hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, BANC OF AMERICA BRIDGE LLC, as Syndication Agent and GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent.

PRELIMINARY STATEMENTS

Pursuant to a stock purchase agreement (as amended, the “Airpax Purchase Agreement”) dated as of June 8, 2007 between stockholders of Airpax Holdings, Inc., a Delaware Corporation (“Airpax”), and Sensata Technologies, Inc., a Subsidiary of the BV Borrower (“Sensata US”), Sensata US will acquire (the “Acquisition”) all of the stock of Airpax.

The Borrowers have requested that substantially contemporaneously with the consummation of the Acquisition the Lenders make Loans (as hereinafter defined) to the Borrowers in an aggregate principal amount of €141,000,000 to (A) finance the Acquisition and (B) pay the fees, costs and expenses incurred in connection with the Acquisition.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Additional Guarantor” means each Restricted Subsidiary that is a guarantor under the Senior Subordinated Notes and that is domiciled outside of the United States.

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“Administrative Agent” means Morgan Stanley Senior Funding, Inc. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit E.

“Advisory Agreement” means the Advisory Agreement to be dated as of April 27, 2006, by and among the Sponsors, the BV Borrower and Affiliates of each of the Sponsors, as in effect on the Effective Date.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that portfolio companies of the Sponsor that are not Subsidiaries of Sensata Technologies Intermediate Holding B.V. shall be deemed not to be Affiliates of any Loan Party. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliate Transaction” has the meaning specified in Section 7.05(a).

“Agent-Related Persons” means the Administrative Agent and, in each case, the officers, directors, employees, agents and attorneys-in-fact of such Person.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and each Documentation Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Airpax” has the meaning specified in the preliminary statements to this Agreement.

“Airpax Purchase Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Airpax Representations and Warranties” means, solely with respect to Airpax and its Subsidiaries, (a) those representations and warranties set forth in the final Airpax Purchase Agreement dated as of June 8, 2007 made by Airpax in respect of Airpax and its Subsidiaries that (i) are material to the interests of the Lenders and (ii) a breach of any of which would permit the BV Borrower to terminate its obligations thereunder and (b) those representations and warranties set forth in Sections 5.01, 5.02 and 5.04, in each case to the extent the same relate to the entering into and performance of the Loan Documents by Airpax and its Subsidiaries (to the extent required by the terms of this Agreement), and Section 5.11.

“Applicable Margin” means initially, a percentage per annum equal to 4.50%, to increase by an additional 0.50% commencing on the date that is six months following the Effective Date and on each three-month anniversary of such date thereafter; provided, that, in no event shall the interest rate exceed 10.50% per annum.

Senior Subordinated Term Loan Agreement

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners L.P. in their capacities as joint lead arrangers and joint bookrunners for the Facility.

“Asset Sale” means: (1) the sale, conveyance, transfer, lease or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the BV Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the BV Borrower and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the BV Borrower in a manner permitted pursuant to Section 7.08 or any disposition that constitutes a Change of Control;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 7.01 or the granting of a Lien permitted by Section 7.06;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the BV Borrower or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $10,000,000;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the BV Borrower or by the BV Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries made pursuant to clause (10) of the definition of “Permitted Investments”);

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

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(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Asset Sale Offer” has the meaning specified in Section 7.04(d).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit B.

“Attorney Costs” means and includes all reasonable fees, documented out-of-pocket expenses and documented out-of-pocket disbursements of any law firm or other external counsel.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Bankruptcy Law” means (i) Title 11, United States Code or any similar U.S. federal or state law for the relief of debtors or the administration or liquidation of debtors’ estates for the benefit of their creditors, (ii) the Dutch Bankruptcy Law or any similar Dutch federal or state law for the relief of debtors or the administration or liquidation of debtors’ estates for the benefit of their creditors and (iii) any other similar federal or local law for the relief of debtors or the administration or liquidation of debtors’ estates for the benefit of their creditors in any other applicable jurisdiction, now or hereinafter in effect.

“Beneficial Owner” or “beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership having only one general partner, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means the BV Borrower or the US Borrower, as the context may require, and “Borrowers” means, collectively, the BV Borrower and the US Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in (a) when used in relation to any Borrower, the state where the Administrative Agent’s Office is located and (b) when used in relation to the BV Borrower, the Netherlands, and if such day relates to any interest rate settings, fundings, disbursements, settlements and payments, or any other dealings to be carried out pursuant to this Agreement, means any such day on which dealings in deposits in Euros are conducted by and between banks in the European Interbank Market.

Senior Subordinated Term Loan Agreement

“BV Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the BV Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means any of the following:

(1) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided, that the full faith and credit of the United States is pledged in support thereof;

(2) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Credit Agreement or (ii)(A) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(3) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

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(4) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer (including any lender under the Credit Agreement), in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;

(5) Investments, classified in accordance with GAAP as current assets of the BV Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000 and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (1), (2), (3), or (4) of this definition;

(6) solely with respect to the BV Borrower and any Foreign Subsidiary, non-U.S. dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(7) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the Netherlands or any member nation of the European Union whose legal tender is the Euro and which are denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided, that the full faith and credit of the Netherlands or any such member nation of the European Union is pledged in support thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the BV Borrower and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the BV Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of

Senior Subordinated Term Loan Agreement

merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the BV Borrower or any entity of which is a Subsidiary; or

(3) the first day on which the majority of the Board of Directors of the BV Borrower then in office shall cease to consist of individuals who (i) were members of such Board of Directors on April 27, 2006 or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on April 27, 2006 or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrowers pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Effective Date is €141,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees, and any loss on the early extinguishment of Indebtedness, in each case, relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and less (c) interest income actually received or receivable in cash for such period; provided, however, that Securitization Fees shall be deemed not to constitute Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Consolidated Indebtedness as of the date of determination to (b) the aggregate amount of EBITDA of the BV Borrower for the period of the four most recent consecutive fiscal quarters prior to the date of such determination for which financial statements are available. The Consolidated Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA.

Senior Subordinated Term Loan Agreement

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, signing bonus, transition and other restructuring costs and litigation settlements or losses) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the BV Borrower) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the BV Borrower in a net loss of any such Person for such period to the extent the BV Borrower has funded such net loss;

(5) solely for the purpose of determining the amount available for Restricted Payments under Section 7.01(b)(iii), the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein.

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations shall be excluded;

(8) unrealized gains and losses from Hedging Obligations or “embedded derivatives” that require the same accounting treatment as Hedging Obligations shall be excluded;

(9) the effect of any non-cash items resulting from any amortization, write-up, write-down, write-off or impairment of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to April 27, 2006 resulting from the application of SFAS Nos. 142

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and 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(10) any purchase accounting adjustments (including the impact of writing up inventory or deferred revenue at fair value), amortization, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any acquisition, merger, consolidation, disposition or similar transaction, shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.01 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the BV Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the BV Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the BV Borrower and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 7.01(b).

“Consolidated Total Assets” means the total consolidated total assets of the BV Borrower and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that Consolidated Total Assets as of any date prior to the consummation of any Acquisition shall be measured after giving pro forma effect to the applicable Transaction.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the BV Borrower or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the BV Borrower or such Guarantor after the Effective Date; provided, that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the BV Borrower or such Guarantor, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Senior Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Loans; and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

Senior Subordinated Term Loan Agreement

“Controls Business” means the assets and operations of the BV Borrower and its Restricted Subsidiaries related to the manufacture, marketing or sale of controls.

“Credit Agreement” means that certain credit agreement, dated as of April 27, 2006, among the BV Borrower, the “Parent” (as defined therein), the US Borrower, the other lender parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent, the lenders party thereto, Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., in each case, as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Goldman Sachs Credit Partners, L.P., as Documentation Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement adding or changing the borrower or guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided, that such increase in borrowings is permitted under Section 7.03).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of grace period, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Loans plus 2.0% per annum, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Asset Sales” means Asset Sales of the Controls Business substantially as an entirety, which are designated as “Designated Asset Sales,” pursuant to an Officer’s Certificate executed by the principal executive or financial officer of, or any other duly authorized Person performing a similar function on behalf of, the BV Borrower on the date of sale; provided, however, that the BV Borrower shall apply the Net Proceeds of any Designated Asset Sale, (x) first, to repay Secured Indebtedness, but only to the extent necessary, to ensure that after giving pro forma effect to such Designated Asset Sale and the application of such Net Proceeds, the BV Borrower’s Secured Indebtedness Leverage Ratio would be no greater than the BV Borrower’s Secured Indebtedness Leverage Ratio immediately prior to such Designated Asset Sale, (y) second, to redeem the Senior Notes, Senior Subordinated Notes and the Loans, in aggregate principal amounts on a pro rata basis based on outstanding principal amounts thereof as of the end of the BV Borrower’s most recently concluded fiscal quarter for which a balance sheet is available, in the case of the Senior Notes and the Senior Subordinated Notes in accordance with Section 3.07 of the Senior Subordinated Notes Indenture in amounts sufficient to ensure that, after giving pro forma effect to such Designated Asset Sale and the application of such Net Proceeds, the BV Borrower’s Consolidated Leverage Ratio would be no greater than the BV Borrower’s Consolidated Leverage Ratio

Senior Subordinated Term Loan Agreement

immediately prior to such Designated Asset Sale, provided further that, if the terms of Section 3.07 of the Senior Subordinated Notes Indenture and Section 7.04 hereto will not allow the BV Borrower to redeem the Loans in amounts sufficient to satisfy this clause (y), then the BV Borrower shall be permitted to repay any other Indebtedness in amounts sufficient to satisfy this clause (y) and (z) thereafter, in any other manner otherwise permitted under this Agreement, including without limitation, through the making of a Restricted Payment pursuant to Section 7.01.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the BV Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the BV Borrower or any direct or indirect parent corporation of the BV Borrower (other than Disqualified Stock), that is issued for cash (other than to the BV Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the BV Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.01(b)(iii).

“Designated Senior Debt” means:

(1) any Bank Indebtedness that constitutes Senior Debt;

(2) the Senior Notes and Guarantees relating thereto; and

(3) any other Senior Debt permitted under this Agreement the principal amount of which is $25,000,000 or more and that has been designated by the BV Borrower in the instrument evidencing that Senior Debt as “Designated Senior Debt.”

“Disclosed Litigation” has the meaning specified in Section 5.06.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Loans or the date such Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the BV Borrower or any of its Subsidiaries or transferred by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the BV Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” means Goldman Sachs Credit Partners L.P., as documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time, the principal amount thereof then outstanding in the relevant Euro, converted to Dollars in accordance with Section 2.16(a).

Senior Subordinated Term Loan Agreement

“Domestic Subsidiary” means any direct or indirect Subsidiary of the BV Borrower that was formed under the laws of the United States, any state or territory of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Agreement (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Advisory Agreement in connection with the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) any other noncash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7) any net gain or loss resulting from Hedging Obligations relating to currency exchange risk, plus

(8) the amount of any expense for minority interests consisting of Subsidiary income attributable to minority equity interests of third parties in any Guarantor deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(9) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Advisory Agreement, plus

(10) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, plus

(11) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, less

(12) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor)

Senior Subordinated Term Loan Agreement

shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the BV Borrower by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) and would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(b), Section 8.01(e) or Section 8.01(f), the relevant Borrower (each such approval not to be unreasonably withheld or delayed); provided, that no such approval is required until the first anniversary of the funding of the Loans so long as the Initial Lenders continue to hold at least 50.1% of the Commitments.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, legally-binding agreements or governmental restrictions relating to pollution, the protection of the environment or the management, disposal or release of any hazardous materials, substances or wastes into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the BV Borrower or any of its direct or indirect parent corporations (excluding Disqualified Stock of the BV Borrower), other than (i) public offerings with respect to common stock of the BV Borrower or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the BV Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

Senior Subordinated Term Loan Agreement

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EURIBOR” means, in relation to any Interest Period commencing on the Effective Date:

(i) the applicable Screen Rate; or

(ii)(if no Screen Rate is available for such Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market, provided that if any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, as of 11.00 A.M. (Central European time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to such Interest Period.

“EURIBOR Loan” means a Loan that bears interest by reference to EURIBOR.

“Euro” or “€” means the single currency of Participating Member States of the European Union.

“European Government Securities” means any security that is (a) a direct obligation of any country that is a member state of the European Monetary Union for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Proceeds” has the meaning specified in Section 7.04(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Senior Subordinated Term Loan Agreement

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the BV Borrower and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the BV Borrower or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 7.01(a)(iii).

“Existing Indebtedness” means Indebtedness of the BV Borrower and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Agreement.

“Facility” means the Loans, collectively.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of July 11, 2007, among the BV Borrower, the Arrangers and the Initial Lenders.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the BV Borrower or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the BV Borrower or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

Senior Subordinated Term Loan Agreement

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by the BV Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the BV Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the BV Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve month period following such transaction (without duplication of amounts otherwise included in the calculation of EBITDA) and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided, that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the BV Borrower’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the BV Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the BV Borrower may designate.

Senior Subordinated Term Loan Agreement

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued (other than dividends that are payable only at such time as there are no Loans outstanding) during such period (excluding items eliminated in consolidation or combination) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued (other than dividends that are payable only at such time as there are no Loans outstanding) during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Subsidiary of the BV Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of this Agreement. For purposes of this description, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 12.07(g).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the BV Borrower under this Agreement and the Loans issued hereunder by a Guarantor in accordance with the provisions of this Agreement. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that issues a Guarantee of the Loans, either on the Effective Date or after the Effective Date in accordance with the terms of this Agreement; provided, that upon the release and discharge of such Person from its Guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor. On the Effective Date, subject to Section 6.15 the Guarantors will be each Restricted Subsidiary that is a guarantor under the Senior Subordinated Notes and that is listed on Schedule I hereto.

Senior Subordinated Term Loan Agreement

“Guarantor Senior Debt” means, with respect to any Guarantors, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of such Guarantor, whether outstanding on the Effective Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2) all monetary obligations of every nature of such Guarantor under, or with respect to, the Senior Notes, including, without limitation, obligations to pay principal, premium, interest and Additional Interest, if any, fees, expenses and indemnities (and guarantees thereof); and

(3) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Effective Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor (other than any Securitization Repurchase Obligation);

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of any of Sections 6.13 and 7.03;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

Senior Subordinated Term Loan Agreement

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“incur” has the meaning specified in Section 7.03(a).

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business and (b) any earn-out obligations, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or

(iv) representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon the balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP;

(b) Disqualified Stock of such Person;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien (other than a Lien on Capital Stock of an Unrestricted Subsidiary) on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the normal course of business and not in respect of borrowed money, (b) obligations under or in respect of Securitization Financings, or (c) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction.”

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

Senior Subordinated Term Loan Agreement

“Indemnitees” has the meaning set forth in Section 12.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the BV Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 12.08.

“Initial Lenders” means, at any date, collectively, the Lenders party to this Agreement on the Effective Date, each in its capacity as, and so long as it is, a “Lender” hereunder.

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means the period commencing on the date such Loan is disbursed or continued and ending on the date one, two, three or six months thereafter, or if available to all relevant Lenders, two weeks or nine or twelve months thereafter, as selected by the relevant Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the BV Borrower or any Subsidiary of the BV Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the BV Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the BV Borrower, the BV Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 7.01(d).

Senior Subordinated Term Loan Agreement

For purposes of the definition of “Unrestricted Subsidiary” and Section 7.01, (i) “Investments” shall include the portion (proportionate to the BV Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the BV Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the BV Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the BV Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the BV Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the BV Borrower and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Effective Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the BV Borrower in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the BV Borrower and the Restricted Subsidiaries immediately after such transfer.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, at any time, any Lender that has a Commitment at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Promissory Notes, (c) the Fee Letter and (d) the Guarantee.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Mandatory Cost” means the rate per annum notified by any Lender to the Administrative Agent to be the cost to the Lender of compliance with all reserve asset, liquidity or cash margin requirements of the Bank of England, the Financial Services Authority or the European Central Bank.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, financial condition or results of operations of the BV Borrower and its Restricted Subsidiaries,

Senior Subordinated Term Loan Agreement

taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Foreign Subsidiary” means, any Foreign Subsidiary that (a) contributed 5.0% or more of the consolidated EBITDA of the BV Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, (b) had consolidated assets representing 5.0% or more of the total consolidated assets of the BV Borrower on the last day of the most recent fiscal quarter ended for which internal financial statements are available on or prior to the date of determination or (c) owns any Material Intellectual Property or any Material Real Property; provided, that the BV Borrower shall be required to designate one or more Foreign Subsidiaries that would not otherwise satisfy the foregoing requirements as Material Foreign Subsidiaries to the extent that (a) the aggregate amount of the consolidated EBITDA of the BV Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended for which internal financial statements are available attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries or otherwise Guarantors would otherwise exceed 10.0% or more of the consolidated EBITDA of the BV Borrower and its Subsidiaries for such period or (b) the total consolidated assets of all Foreign Subsidiaries that are not Material Foreign Subsidiaries or otherwise Guarantors would otherwise exceed 10.0% or more of the total consolidated assets of the BV Borrower and its Subsidiaries on the last day of the most recently-ended fiscal quarter for which internal financial statements are available. Notwithstanding the foregoing, no Foreign Subsidiary shall be deemed a Material Foreign Subsidiary if the jurisdiction of its incorporation or formation prohibits by law, rule, regulation or order such Foreign Subsidiary from providing a Guarantee that would otherwise be required pursuant to Section 6.14, provided, that the BV Borrower delivers an Officers’ Certificate to the Administrative Agent citing the applicable provision of local law that prohibits the Guarantee.

“Material Intellectual Property” means any intellectual property that in the good faith determination of the Board of Directors or senior management of the BV Borrower (x) is material to the operation of the business of the BV Borrower and its Restricted Subsidiaries, taken as a whole, or (y) could reasonably be expected to become material to such operation.

“Material Real Property” means fee owned real property (a) with a value in excess of $5,000,000 or (b) in the good faith determination of the Board of Directors or senior management of the BV Borrower, where manufacturing operations that are material to the operation or the business of the BV Borrower and its Restricted Subsidiaries, taken as a whole, are conducted.

“Maturity Date” means October 27, 2013.

“Maximum Rate” has the meaning specified in Section 12.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, and subject to ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Senior Subordinated Term Loan Agreement

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the BV Borrower or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the BV Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the BV Borrower after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Non-payment Default” has the meaning specified in Section 9.02(b).

“Non-US Lender” has the meaning specified in Section 12.15(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of, or any duly authorized Person performing a similar function on behalf of, the BV Borrower.

“Officers’ Certificate” means a certificate signed on behalf of the BV Borrower by two Officers of the BV Borrower, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or any duly authorized Person performing a similar function on behalf of, the BV Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Senior Subordinated Term Loan Agreement

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means the principal amount of the Facility after giving effect to any borrowings and prepayments or repayments of Loans.

“Participant” has the meaning specified in Section 12.07(d).

“Participating Member States” has the meaning given to it in Council Regulation EC No. 1103/97 of 17 June 1997 made under Article 235 of the Treaty on European Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“Payment Blockage Notice” has the meaning specified in Section 9.02(b).

“Payment Default” has the meaning specified in Section 9.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Asset Swap” means any transfer of property or assets by the BV Borrower or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided, that the aggregate fair market value of the property or assets being transferred by the BV Borrower or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the BV Borrower or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by the BV Borrower or such Restricted Subsidiary is (x) less than $30,000,000, such determination shall be made in good faith by the Board of Directors of the BV Borrower and (y) greater than or equal to $30,000,000, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by the BV Borrower and its Subsidiaries as of the Effective Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” has the meaning specified in Section 7.03(b).

“Permitted Holders” means (i) each of the Sponsors and their respective Affiliates, but not including, however, any portfolio companies of any of the Sponsors, (ii) Officers, provided, that if such

Senior Subordinated Term Loan Agreement

Officers beneficially own more shares of Voting Stock of the BV Borrower or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Effective Date or acquired by Officers within 90 days immediately following the Effective Date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided, that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the BV Borrower or any of its direct or indirect parent entities held by such “group”.

“Permitted Investments” means:

(1) any Investment by the BV Borrower in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the BV Borrower or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the BV Borrower or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Effective Date and any modification, replacement, renewal or extension thereof; provided, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Effective Date or (y) as otherwise permitted under this Agreement;

(6) loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $10,000,000 in the aggregate outstanding at any one time;

(7) any Investment acquired by the BV Borrower or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the BV Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the BV Borrower or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.03;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investments by the BV Borrower or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $100,000,000 and (y) 3.0% of Consolidated Total Assets of the BV Borrower as of the end of the BV Borrower’s fiscal quarter

Senior Subordinated Term Loan Agreement

most recently ended prior to the date on which such Investment is made for which financial statements are available (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the BV Borrower or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(12) guarantees of Indebtedness permitted under the covenant described in Section 7.03;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the BV Borrower or at the time such Person merges or consolidates with the BV Borrower or any of its Restricted Subsidiaries, in either case, in compliance with this Agreement; provided, that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the BV Borrower or such merger or consolidation;

(15) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition.

“Permitted Junior Securities” means:

(1) Equity Interests in the BV Borrower, any other Guarantor or any direct or indirect parent of the BV Borrower issued pursuant to a plan of reorganization or readjustment; or

(2) unsecured debt securities of the BV Borrower or the BV Borrower issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt of the BV Borrower or, as applicable, Guarantor Senior Debt of the relevant Guarantor (and any debt securities issued in exchange for Senior Debt or such Guarantor Senior Debt) to substantially the same extent as, or to a greater extent than, the Loans are subordinated to Senior Debt under this Agreement;

provided, that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or

Senior Subordinated Term Loan Agreement

bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the BV Borrower or any Restricted Subsidiary;

(4) Liens on property at the time the BV Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the BV Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further however, that such Liens may not extend to any other property owned by the BV Borrower or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Agreement and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of the BV Borrower or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Effective Date or referred to in clauses (3), (4) and (20)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Loans, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the BV Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or the failure to pay would not result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the BV Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs

Senior Subordinated Term Loan Agreement

duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the BV Borrower or any of its material Restricted Subsidiaries (including the BV Borrower) or (y) secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the BV Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the BV Borrower or any of its Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the BV Borrower or any Restricted Subsidiary to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the BV Borrower and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens modifying or replacing Liens in existence on the Effective Date; provided, however, that such Liens are no less favorable to the holders of the Loans, taken as a whole;

(20) (A) other Liens securing Indebtedness having a principal amount not to exceed $50,000,000 at any time outstanding and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of the BV Borrower or any Restricted Subsidiary; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by the BV Borrower or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

Senior Subordinated Term Loan Agreement

(21) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (C) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the BV Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the BV Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the BV Borrower or any Restricted Subsidiary in the ordinary course of business;

(24) Liens solely on any cash earnest money deposits made by the BV Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(25) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 7.03;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) Liens to secure Indebtedness incurred pursuant to Sections 7.03(b)(xi) and 7.03(b)(xxii);

(29) landlords’ and lessors’ liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(30) Liens in favor of customs and revenue authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations, in each case for sums not overdue by more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(31) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(32) Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

Senior Subordinated Term Loan Agreement

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Promissory Note” means a promissory note of any Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Loans made by such Lender.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the Facility (and in the event that Loans have been made, the Outstanding Amount of such Lender’s Loans under the Facility) at such time and the denominator of which is the amount of the Aggregate Commitments under the Facility (and in the event that Loans have been made, the Outstanding Amount of all Loans under the Facility) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the BV Borrower or any Subsidiary of the BV Borrower to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided, that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the BV Borrower in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25,000,000, the fair market value thereof shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the BV Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the BV Borrower and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the BV Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the BV Borrower) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the BV Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rate Fixing Day” means the day which market practice in the European Interbank Market treats as the rate fixing day for obtaining deposits in Euro which shall be (i) one Business Days prior to the date of the proposed Borrowing with respect to the initial Interest Period and (ii) two Business Days prior to the first day of any other Interest Period.

Senior Subordinated Term Loan Agreement

“Reference Bank” means each of the Arrangers.

“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiii).

“Refunding Capital Stock” has the meaning specified in Section 7.01(c)(ii).

“Register” has the meaning set forth in Section 12.07(c).

“Related Documents” means the Airpax Purchase Agreement and the Senior Subordinated Notes Documents.

“Related Party” means:

(1) any controlling stockholder, partner, member, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any equity investor;

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more equity investors and/or such other Persons referred to in the immediately preceding clause; or

(3) any Person with whom an equity investor or a Related Party (under clauses (1) or (2) of the definition of Related Party) may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Replacement Loans” has the meaning specified in Section 12.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Debt; provided, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Outstanding Amount and (b) aggregate unused Commitments; provided that the unused Commitment and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or in the case of Sensata Technologies Finance Company, LLC, a manager, of a Loan Party or, in the case of any BV Borrower or any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Effective Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Senior Subordinated Term Loan Agreement

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.01(a)(iv).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the BV Borrower that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.01(c)(ii).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the BV Borrower or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the BV Borrower or any of its Subsidiaries pursuant to which the BV Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the BV Borrower or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether

Senior Subordinated Term Loan Agreement

now existing or arising in the future) of the BV Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the BV Borrower or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the BV Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the BV Borrower or any Subsidiary of the BV Borrower makes an Investment and to which the BV Borrower or any Subsidiary of the BV Borrower transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the BV Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the BV Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the BV Borrower or any other Subsidiary of the BV Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the BV Borrower or any other Subsidiary of the BV Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the BV Borrower or any other Subsidiary of the BV Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the BV Borrower nor any other Subsidiary of the BV Borrower has any material contract, agreement, arrangement or understanding other than on terms which the BV Borrower reasonably believes to be no less favorable to the BV Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the BV Borrower and (c) to which neither the BV Borrower nor any other Subsidiary of the BV Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the BV Borrower or such other Person shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the BV Borrower or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the BV Borrower whether outstanding on the Effective Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Loans. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any

Senior Subordinated Term Loan Agreement

bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the BV Borrower under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2) all monetary obligations of every nature of the BV Borrower under, or with respect to, the Senior Notes, including, without limitation, obligations to pay principal, premium, interest and Additional Interest (as defined in the Senior Notes Indenture), if any, fees, expenses and indemnities (and guarantees thereof); and

(3) all Hedging Obligations (and guarantees thereof), in each case whether outstanding on the Effective Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the BV Borrower to a Subsidiary of the BV Borrower (other than any Securitization Repurchase Obligation);

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the BV Borrower or any Subsidiary of the BV Borrower (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by the BV Borrower;

(6) that portion of any Indebtedness incurred in violation of Sections 6.13 and 7.03;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the BV Borrower; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the BV Borrower.

“Senior Notes” means the 8% senior notes of the BV Borrower due 2014.

“Senior Notes Indenture” means the indenture dated as of April 27, 2006 among the BV Borrower, the Guarantors and the trustee named therein relating to the Senior Notes.

“Senior Subordinated Indebtedness” means the Loans (in the case of the BV Borrower), a Guarantee (in the case of a Guarantor) of the Loans and any other Indebtedness of the BV Borrower (including, without limitation, Indebtedness under the Senior Subordinated Notes) or a Guarantor that specifically provides that such Indebtedness is to rank pari passu with such Loans or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the BV Borrower or such Guarantor which is not Senior Debt (in the case of the BV Borrower) or Guarantor Senior Debt (in the case of a Guarantor).

Senior Subordinated Term Loan Agreement

“Senior Subordinated Notes” means the 9.0% senior subordinated notes of the BV Borrower due 2016 that shall rank pari passu with the Loans and the related Guarantees in right of payment.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Indenture.

“Senior Subordinated Notes Indenture” means the Indenture dated as of April 27, 2006 among the BV Borrower, the Guarantors and the trustee named therein relating to the Senior Subordinated Notes were issued.

“Shareholders Agreement” means the Shareholders Agreement dated April 27, 2006 by and among the BV Borrower/Parent and the investment funds affiliated with the Sponsors and certain of their limited partners that are signatories thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions and the borrowing of the Loans.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 12.07(g).

“Sponsors” means Bain Capital Partners LLC and its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the BV Borrower or any Subsidiary of the BV Borrower which the BV Borrower has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

Senior Subordinated Term Loan Agreement

“Subordinated Indebtedness” means (a) with respect to the BV Borrower, any Indebtedness of the BV Borrower that is by its terms subordinated in right of payment to the Senior Notes (in the case of the Senior Notes Indenture), the Senior Subordinated Notes or the Loans (in the case of this Agreement) and (b) with respect to any Guarantor of the Senior Notes, the Senior Subordinated Notes or the Loans, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Notes (in the case of the Senior Notes Indenture), the Senior Subordinated Notes (in the case of the Senior Subordinated Notes Indenture) or the Loans (in the case of this Agreement).

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Syndication Agent” means Banc of America Bridge LLC, as syndication agent under this Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all indebtedness of the BV Borrower and its consolidated Subsidiaries outstanding as of such date of determination, after giving effect to any incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Transactions” means, collectively, the Acquisition, the entering into of this Agreement and the borrowings hereunder and the transactions related to the foregoing.

“Unfunded Advances” means the aggregate amount, if any, made available to the Borrowers on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of collateral.

“United States” and “US” mean the United States of America.

Senior Subordinated Term Loan Agreement

“Unrestricted Subsidiary” means (i) any Subsidiary of the BV Borrower (other than the BV Borrower) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the BV Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the BV Borrower may designate any Subsidiary of the BV Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but excluding the BV Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the BV Borrower or any Subsidiary of the BV Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided, that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the BV Borrower, (b) such designation complies with Section 7.01 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the BV Borrower or any Restricted Subsidiary. The Board of Directors of the BV Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (x) the BV Borrower could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 7.03(a) or (y) the Fixed Charge Coverage Ratio for the BV Borrower and its Restricted Subsidiaries would be greater than such ratio for the BV Borrower and its Restricted Subsidiaries immediately prior to such designation. Any such designation by the Board of Directors of the BV Borrower shall be notified by the BV Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“US Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“US Dollar Equivalent” means with respect to any monetary amount in a currency other than Dollars, at any time for determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under Section 7.03, whenever it is necessary to determine whether the BV Borrower has complied with any covenant in this Agreement or a Default has occurred hereunder and an amount is expressed in a currency other than Dollars, such amount will be treated as the US Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Senior Subordinated Term Loan Agreement

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (A) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(B) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(C) The term “including” is by way of example and not limitation.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the BV Borrower or the Required Lenders shall so request, the Administrative Agent and the BV Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and Borrowers); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the BV Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP.

(c) The financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of ASR 268, Topic D98, FAS 133, FAS 150 or FAS 123r (to the extent these pronouncements under FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of the BV Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

Senior Subordinated Term Loan Agreement

SECTION 1.04. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01. The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the BV Borrower or the US Borrower (as directed by the BV Borrower) one loan on the Effective Date (each, a “Loan” and, collectively, the “Loans”) in an amount equal to such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be only EURIBOR Loans.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, and each continuation of a Loan shall be made upon the relevant Borrower’s irrevocable (except as provided in Section 3.02, Section 3.03 and Section 3.04 herein) notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (noon) three (3) Business Days prior to the requested date of any Borrowing or continuation of Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of or continuation of Loans shall be in a minimum principal amount of €2,000,000 or a whole multiple of €500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower is requesting a Borrowing or a continuation of a Loan, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued, (iv) the duration of the Interest Period with respect thereto and (v) the account of the relevant Borrower to be credited with the proceeds of such Borrowing. If the relevant Borrower requests a Borrowing or continuation in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation), it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any continuation as described in Section 2.02(a). In the case of each Borrowing, each

Senior Subordinated Term Loan Agreement

Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. (noon) on the Business Day specified in the applicable Committed Loan Notice. On and after the Effective Date, upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by such Borrower.

(c) Except as otherwise provided herein, a Loan may be continued only on the last day of an Interest Period unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the relevant Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate. The determination of EURIBOR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings and all continuations of Loans, there shall not be more than five (5) Interest Periods in effect with respect to the Loans.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved]

SECTION 2.04. [Reserved]

SECTION 2.05. Optional Prepayments. (a) Any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to such Borrower, in each case, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (noon) three (3) Business Days prior to any date of prepayment the Loans; and (ii) any prepayment shall be in a principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the Facility as the relevant Borrower may direct in its sole discretion. Each prepayment made by a Borrower in respect of the Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b) Notwithstanding anything to the contrary contained in this Agreement, any relevant Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of the entire Facility, which refinancing shall not be consummated or shall otherwise be delayed.

Senior Subordinated Term Loan Agreement

SECTION 2.06. Termination or Reduction of Commitments. (a) Optional. The BV Borrower may, upon written notice to the Administrative Agent, terminate all or any portion of the unused Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount (A) of €1,000,000 or any whole multiple of €100,000 in excess thereof or (B) equal to the entire remaining amount of the Commitments. Notwithstanding the foregoing, the BV Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of the Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitment of each Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on Effective Day upon the funding of the Loans.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused Commitments under this Section 2.06. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid to the Appropriate Lenders on the effective date of such termination.

SECTION 2.07. Repayment of Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Loans on the Maturity Date.

SECTION 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), the Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to EURIBOR for such Interest Period plus the Applicable Margin.

(b) The BV Borrower shall pay interest on the unpaid principal amount of the Loans owing to each Lender in Euro from the date of the Borrowing until such principal amount shall be paid in full for each Interest Period at the end of each Interest Period at a rate per annum equal to EURIBOR for such Interest Period, plus the Applicable Margin, plus Mandatory Costs, if any.

(c) While any Event of Default set forth in Section 8.01(a) exists, each Borrower shall pay interest on the principal amount of all of its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate (plus Mandatory Costs, if any) to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09. Fees. The Borrowers shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

Senior Subordinated Term Loan Agreement

SECTION 2.10. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the relevant Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Promissory Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Each Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(e) or Section 8.01(f) to execute and deliver to the Administrative Agent all such Promissory Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Promissory Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Promissory Notes or other promissory notes so executed and delivered.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euros and in same day funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount. The

Senior Subordinated Term Loan Agreement

Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day in relation to such Borrower, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of the Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the relevant Borrower, and the relevant Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any relevant Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Senior Subordinated Term Loan Agreement

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. [Reserved]

SECTION 2.15. [Reserved]

Senior Subordinated Term Loan Agreement

SECTION 2.16. Currency Equivalents. The Administrative Agent shall determine the Dollar Amount of each Loan (i) as of the date of any Borrowing, and (ii) otherwise, (A) as of the first day of each Interest Period applicable thereto and (B) as of the end of each fiscal quarter of the relevant Borrower, and shall promptly notify such Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate (x) on the date of the related Borrowing Request for purposes of the initial such determination for any Loan and (y) on the fourth Business Day prior to the dates as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by any Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the United States and the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or in which its principal office is located or in the case of any Lender, in which its Lending Office is located, and (ii) any branch profits tax imposed by the United States, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent; provided that no Borrower shall be obligated to make any such payment to any Agent or any Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Agent or such Lender (as the case may be); provided further that if any Borrower reasonably believes that such taxes were not correctly or legally asserted by any Agent or Any Lender, such Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Agent or such Lender (as the case may be) result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

Senior Subordinated Term Loan Agreement

(c) Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes(including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent or Lender, as the case may be, provides such Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor. Notwithstanding anything contained in this Section 3.01 to the contrary, the Borrowers shall be under no obligation to any Agent or any Lender with respect to any additional amounts described in subsections (a), (b) and (c) of this Section 3.01 to the extent incurred prior to the one hundred-eightieth (180th) day preceding the date on which the Borrowers received notice by such Agent or such Lender of such additional amounts, unless the requirement resulting in such additional amounts becomes effective during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrowers shall be responsible for all such additional amounts described in subsections (a), (b) and (c) of this Section 3.01 from and after such date of effectiveness.

(d) No Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Effective Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by any Borrower (and provided that nothing in this clause (d) shall be construed as relieving any Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) If a Lender or an Agent is subject to United States withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax at such rate (or at a lesser rate to which such Lender or Agent is entitled under an applicable treaty) at such time shall be considered excluded from Taxes; provided that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the BV Borrower is located or any treaty to which the Netherlands is a party, with respect to payments under this Agreement shall deliver to the BV Borrower (with a copy to the appropriate Agent), at the reasonable written request of the BV Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender; and provided further, that if any form or document referred to in this Section 3.01 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by the relevant taxing authority, that the applicable Lender or Agent considers to be confidential, such Lender or Agent shall give notice thereof to the BV Borrower and shall not be obligated to include in such form or document such confidential information.

Senior Subordinated Term Loan Agreement

(f) If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by any Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender or Agent is allocable to such payment, it shall promptly notify such Borrower of the availability of such refund and shall, within thirty (30) days thereafter, apply for such refund; provided that in the sole judgment of the Lender or Agent, applying for such refund would not cause such Person to suffer any material economic, legal or regulatory disadvantage. If any Lender or Agent receives a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund) to such Borrower (to the extent that it determines that it can do so without prejudice to the retention of the refund), net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be; provided that such Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the relevant Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of any Borrower or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund the Loans, or to determine or charge interest rates based upon EURIBOR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each such Borrower (i) may revoke any pending request for a Borrowing or continuation of Loans, as the case may be, or (ii) shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay, or convert such Loans to bear interest at a rate determined in accordance with Section 3.03(a), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, each such Borrower shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If no Reference Bank furnishes timely information to the Administrative Agent for determining EURIBOR, the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining EURIBOR for any requested

Senior Subordinated Term Loan Agreement

Interest Period with respect to a proposed Loan, or that EURIBOR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Euro deposits are not being offered to banks in the European Interbank Market for the applicable amount and the Interest Period of such Loan, the Administrative Agent will promptly so notify each Borrower and each Lender that:

(a) the rate of interest on each Lender’s share of Loan for the Interest Period shall be the rate per annum which is the sum of:

(i) the Applicable Margin plus;

(ii) the rate notified to the Administrative Agent and each Borrower by such Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be the rate that expresses, as a percentage rate per annum, the cost to such Lender of funding such Loan from whatever source it may reasonably select plus;

(iii) Mandatory Cost, if any; or

(b) if the Administrative Agent or any Borrower so requires:

(i) the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the interest rate; and

(ii) any substitute basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Lenders and each Borrower, be binding on all such parties hereto.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Loans. (a) If any Lender reasonably determines in good faith that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time each such Borrower (A) may revoke any pending request for a Borrowing or continuation of the Loans or (B) within thirty (30) days after written demand by such Lender setting forth in reasonable detail such increased costs or reduction (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the relevant Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines in good faith that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to

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capital adequacy and such Lender’s desired return on capital), then from time to time (i) each such Borrower may revoke any pending request for a Borrowing or continuation of the Loans or (ii) within thirty (30) days after written demand by such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the relevant Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided such Borrower shall have received at least thirty (30) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice thirty (30) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable thirty (30) days from receipt of such notice.

(d) No Borrower shall be required to compensate a Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c) for any such increased cost or reduction incurred more than ninety (90) days prior to the date that such Lender demands, or notifies such Borrower of its intention to demand, compensation therefor; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the relevant Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b), Section 3.04(c) or Section 3.04(d).

SECTION 3.05. Funding Losses. Upon demand of any Lender from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or continue any Loan on the date or in the amount notified by such Borrower; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

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For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan made by it at EURIBOR for such Loan by a matching deposit or other borrowing in the European Interbank Market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

SECTION 3.06. Matters Applicable to Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the applicable Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, Section 3.03 or Section 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than ninety (90) days prior to the date that such Lender notifies the relevant Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by a Borrower under Section 3.04, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue the Loans from one Interest Period to another, until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

SECTION 3.07. Replacement of Lenders Under Certain Circumstances. (a) If at any time (x) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Loans as a result of any condition described in Section 3.02 or Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non Consenting Lender, then such Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender under the Facility) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 12.07(b) (with the assignment fee to be paid by such Borrower in such instance) all of its rights and obligations under this Agreement (in respect of the Loans or Commitments) to one or more Eligible Assignees; provided that (A) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (B) neither the Administrative Agent nor any Lender shall have any obligation to any Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Promissory Notes evidencing such Loans to the relevant Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (ii) all obligations of the Borrowers owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Promissory Note or Promissory Notes executed by the relevant Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

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(c) In the event that (i) the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 12.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

SECTION 4.01. Conditions Precedent to Obligation to Make the Loans. The obligation of each Lender to make Loans hereunder is subject to satisfaction (or waiver) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or pdf electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement by each Borrower and each Guarantor;

(ii) a Promissory Note executed by the relevant Borrower in favor of each Lender requesting a Promissory Note, if any;

(iii) an opinion of each of (A) Kirkland & Ellis LLP, special counsel to the Loan Parties, substantially in the form of Exhibit D-1 hereto and (B) Loyens & Loeff N.V., Dutch counsel to the Loan Parties, substantially in the form of Exhibit D-2 hereto;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization; and

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party.

(b) The representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the Effective Date.

(c) The Arrangers shall be reasonably satisfied with (x) the Airpax Purchase Agreement (including all schedules and exhibits thereto), each in the form most-recently delivered to the Arrangers on or prior to the date hereof and (y) all other agreements, instruments and documents relating to the Transactions to the extent available on or prior to the date hereof.

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(d) All fees and expenses required to be paid on or before the Effective Date and invoiced (with reasonably supporting documentation) and delivered to the Borrowers before the Effective Date shall have been paid in full in cash.

(e) The Administrative Agent shall have received all documentation and other information with respect to each Loan Party required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Notwithstanding the foregoing, in the event that the Administrative Agent and the BV Borrower reasonably determine that any of the foregoing conditions cannot reasonably be satisfied by the Effective Date, such conditions shall not be required for this Agreement to become effective and the BV Borrower shall instead deliver an undertaking, in form and substance reasonably satisfactory to the Arrangers and certified by a Responsible Officer of the BV Borrower, providing for the satisfaction of such conditions within a reasonable period following the Effective Date to be mutually agreed.

SECTION 4.02. Conditions to Making of the Loans. The obligation of each Lender to honor any Committed Loan Notice in respect of the Loans is subject to satisfaction (or waiver) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or pdf electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) an executed guarantee supplement in substantially the form of Exhibit C hereto by each Additional Guarantor;

(ii) an opinion of each of (A) Creel, Garcia-Cuellar y Muggenburg, S.C., special Mexican counsel to the Loan Parties, substantially in the form of Exhibit D-3 hereto, (B) Pinheiro Neto Advogados, special Brazilian counsel to the Loan Parties, substantially in the form of Exhibit D-4 hereto, (C) Bae, Kim & Lee, special Korean counsel to the Loan Parties, substantially in the form of Exhibit D-5 hereto, (D) O’Melveny & Myers, Tokyo Office, special Japanese counsel to the Loan Parties, substantially in the form of Exhibit D-6 hereto and (E) Azim, Tunku Farik & Wong, special Malaysian counsel to the Loan Parties, substantially in the form of Exhibit D-7 hereto, each addressed to each Agent and each Lender and each in form and substance reasonably satisfactory to the Administrative Agent;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Additional Guarantor is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization; and

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Additional Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of such Additional Guarantor authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Additional Guarantor is a party.

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(b) The Airpax Representations and Warranties shall be true and correct.

(c) No Default or Event of Default shall have occurred and be continuing or would result from the making of such Loans.

(d) The Administrative Agent shall have received a certificate, in form reasonably acceptable to the Administrative Agent, from a Responsible Officer of the BV Borrower certifying the foregoing and confirming that the Acquisition constitutes a “Permitted Acquisition” under the terms of the Credit Agreement.

(e) The Airpax Purchase Agreement and such other agreements, instruments and documents relating to the Acquisition shall not be altered, amended or otherwise changed or supplemented, in each case in any material respect, or any material condition therein waived without the prior written consent of the Arrangers (it being agreed that the final Airpax Purchase Agreement dated June 8, 2007 as delivered to the Arrangers is satisfactory to the Arrangers). The Acquisition shall have been consummated in accordance with the terms of the Airpax Purchase Agreement

(f) Since December 31, 2006, there shall not have occurred and be continuing any Material Adverse Effect (as defined in the Airpax Purchase Agreement).

(g) After giving effect to the Loans, the BV Borrower and its Subsidiaries will be, on a consolidated basis, Solvent.

(h) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Agents and the Lenders on the Effective Date (and to the extent otherwise incorporated by reference in this Agreement) that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other applicable entity power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to any Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The (a) execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and (b) as of the Effective Date only, the consummation of the Transactions to be consummated on the Effective Date (other than the Transactions described in clause (a)), are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any

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breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or constitute a default under or require any payment (except for Indebtedness to be repaid on or prior to the Effective Date in connection with the Transactions) to be made under (x) (A) the Credit Agreement, the Senior Notes or the Senior Subordinated Notes or (B) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law (including, without limitation, Regulation X issued by the FRB); except with respect to any conflict, breach, contravention, default, payment (but not creation of Liens) or violation referred to in clause (ii) or clause (iii), to the extent that such conflict, breach, contravention, default, payment or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 5.05. Financial Statements; No Material Adverse Effect. (a) Since December 31, 2006, there has been no material adverse change in, or event or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition or operating results of the BV Borrower and its Restricted Subsidiaries, taken as a whole.

(b) The forecasts of consolidated balance sheet, income statement and cash flow statement of the BV Borrower and its Subsidiaries for each fiscal year ending after the Effective Date until the seventh anniversary of the Effective Date, copies of which have been furnished to the Administrative Agent and the Initial Lenders prior to the Effective Date, have been prepared in good faith based upon assumptions believed to be reasonable at the time made in light of the conditions existing at the time of preparation of such forecasts and represented, at the time of preparation, the BV Borrower’s reasonable estimate of its future financial performance, it being understood that (i) such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

SECTION 5.06. Litigation. Except as disclosed on Schedule 5.06 (the “Disclosed Litigation”), there are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Responsible Officer of any Borrower, threatened in writing, at law, in equity, in arbitration or before any

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Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to restrain or contest entry into or performance under this Agreement or any other Loan Document or the consummation of the Transactions or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 5.06 hereto.

SECTION 5.07. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries, as applicable, has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Encumbrances and such minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.06 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08. Environmental Compliance.

(a) There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law received by, and relating to businesses, operations or properties of, any Loan Party or its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the actual knowledge of any Responsible Officer of any Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, or, to the actual knowledge of any Responsible Officer of any Borrower, to which any Loan Party or any of its Subsidiaries sent any Hazardous Materials for disposal, is listed on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the actual knowledge of any Responsible Officer of any Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its actual knowledge, on, at or under any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on, at or under any property currently or to the actual knowledge of any Responsible Officer of any Borrower formerly owned or operated by any Loan Party or any of its Subsidiaries, except for such releases, discharges or disposal that were in compliance with Environmental Laws.

(c) The Material Real Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, (ii) require response or remedial action under, or (iii) could result in a Borrower incurring liability under Environmental Laws, which violations, actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of the Loan Parties or any of their respective Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the

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order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of by or on behalf of any Loan Party or any of its Subsidiaries in a manner that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

This Section 5.08 sets forth the sole and exclusive representations and warranties of the Loan Parties with respect to environmental, health or safety matters.

SECTION 5.09. Taxes. The Loan Parties have filed all Federal and state income and other material tax returns and reports required to be filed (after giving effect to permitted extension periods), and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than sixty (60) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. ERISA Compliance. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; and (ii) each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of any Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(b) Except as set forth on Schedule 5.10(b), there are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 5.10(c), (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) none of the Borrowers or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) none of the Borrowers or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Borrowers or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

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SECTION 5.11. Margin Regulations; Investment Company Act. (a) No proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loans, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Related Documents will violate any provision of the Securities Act or any rule, regulation or order of the SEC thereunder.

SECTION 5.12. Disclosure. To the actual knowledge of the Responsible Officers of the Borrowers, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (i) with respect to financial estimates, projected financial information and other forward-looking information, each Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

SECTION 5.13. Solvency. On the Effective Date after giving effect to the Transactions to be consummated on the Effective Date, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.14. Compliance with Laws Generally. None of the Loan Parties or any of their respective material properties, or the use of such material properties, is in violation of any applicable Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.15. Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Responsible Officer of any Borrower, threatened.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not then due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied each of the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01 and Section 6.02) cause each Restricted Subsidiary to:

Senior Subordinated Term Loan Agreement

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the BV Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, excluding, in each case, the fourth fiscal quarter, a consolidated balance sheet of the BV Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the BV Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the BV Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year, forecasts prepared by management of the BV Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the BV Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating balance sheet and the related consolidating statements of income or operations reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which BV Borrower or any Restricted Subsidiary filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(b) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(c) promptly after any Borrower has notified the Administrative Agent of any intention by such Borrower to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

Senior Subordinated Term Loan Agreement

(d) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.02(a) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the BV Borrower posts such documents, or provides a link thereto on the BV Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the BV Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon the request of the Administrative Agent, the BV Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the BV Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the BV Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. The BV Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the BV Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the BV Borrower or its securities) (each, a “Public Lender”). The BV Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the BV Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the BV Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Investor.”

SECTION 6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could in the reasonable judgment of any Loan Party reasonably be expected to result in a Material Adverse Effect, including any such matter arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event.

Senior Subordinated Term Loan Agreement

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the BV Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or Section 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the BV Borrower or the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document in respect of which such Default exists.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.08, and, in the case of any Restricted Subsidiary (other than a Borrower) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses, Material Intellectual Property Rights and franchises necessary in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.08.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice or in the reasonable judgment of management.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the BV Borrower and its Restricted Subsidiaries in the same geographic locales) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account (in which full, true and correct, in all material respects, entries shall be made of all material financial transactions and matters involving the assets and business of the BV Borrower and the Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as an executed standard

Senior Subordinated Term Loan Agreement

access letter of such independent public accountants is received from the Administrative Agent) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested, all at the expense of the Borrowers as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the BV Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence and continuance of an Event of Default and only at such time shall it be at the Borrowers’ expense; provided further that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants.

SECTION 6.11. Use of Proceeds. Use the proceeds of the Loans (i) to finance the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) to provide ongoing working capital and for other general corporate purposes of the Borrowers and their Subsidiaries.

SECTION 6.12. Certain Tax Matters. The BV Borrower will not book the Loans through a US branch within the meaning of Treas. Reg. Section 1.884-4(b)(1)(i)(A) and will not specifically identify the Loans as a liability of a US trade or business within the meaning of Treas. Reg. Section 1.884-4(b)(1)(ii).

SECTION 6.13. Limitation on Layering. The BV Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) or Guarantor Senior Debt (including Acquired Debt) of the BV Borrower or such other Guarantor, as the case may be, unless such Indebtedness is either:

(a) Senior Subordinated Indebtedness; or

(b) subordinate or junior in right of payment to the Loans or the related Guarantee, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Borrowers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 6.14. Additional Guarantees. On or after the Effective Date, the BV Borrower shall cause (a) each of its Domestic Subsidiaries or Material Foreign Subsidiaries (other than an Unrestricted Subsidiary) that incurs Indebtedness in excess of $10,000,000 (other than Indebtedness permitted to be incurred pursuant to clause (v), (vi), (vii), (viii), (ix), (x), (xv) or (xviii) of Section 7.03(b)) and (b) each Restricted Subsidiary that guarantees any Indebtedness of the BV Borrower or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Administrative Agent a guarantee supplement pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Loans and all other Obligations under this Agreement on the same terms and conditions as those set forth in this Agreement.

Senior Subordinated Term Loan Agreement

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of this Agreement described under Article Ten. The form of such guarantee supplement is attached hereto as Exhibit C hereto.

SECTION 6.15. Post-Closing Matters. Deliver to the Administrative Agent on or before the date that is thirty (30) days after the Effective Date (or such longer period, up to an additional thirty (30) days, as may granted in the sole discretion of the Administrative Agent) (i) an executed guarantee supplement in substantially the form of Exhibit C hereto by Sensata Technologies Holland B.V.; (ii) an opinion of Loyens & Loeff N.V., Dutch counsel to Sensata Technologies Holland B.V., substantially in the form of Exhibit D-2 and covering Sensata Technologies Holland B.V.; (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that Sensata Technologies Holland B.V. is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization; and (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Sensata Technologies Holland B.V. as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of Sensata Technologies Holland B.V. authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which it is a party.

ARTICLE 7

NEGATIVE COVENANTS

SECTION 7.01. Restricted Payments.

(a) The BV Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other distribution on account of the BV Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the BV Borrower payable in Equity Interests (other than Disqualified Stock) of the BV Borrower (B) dividends or distributions by a Restricted Subsidiary payable solely to the BV Borrower or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) provided that the BV Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the BV Borrower or any direct or indirect parent entity of the BV Borrower held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under Sections

Senior Subordinated Term Loan Agreement

7.03(b)(vii) and (viii) or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”).

(b) Section 7.01(a) shall not apply if, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the BV Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the BV Borrower and the Restricted Subsidiaries after the date of the initial Borrowing hereunder (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiv) and (xv) of the next succeeding paragraph), is less than the sum, without duplication, of

(A) 50% of the Consolidated Net Income of the BV Borrower for the period (taken as one accounting period) from March 31, 2006 to the end of the BV Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the BV Borrower, of property and marketable securities received by the BV Borrower after April 27, 2006 from the issue or sale of (x) Equity Interests of the BV Borrower (including a resale of Retired Capital Stock (as defined below) but excluding (1) cash proceeds received from the sale of Equity Interests of the BV Borrower and, to the extent actually contributed to the BV Borrower, Equity Interests of the BV Borrower’s direct or indirect parent corporations to members of management, directors or consultants of the BV Borrower, any direct or indirect parent corporation of the BV Borrower and the Subsidiaries of the BV Borrower after April 27, 2006 to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.01(c)(iv), (2) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.01(c)(ii), (3) Designated Preferred Stock, (4) the Cash Contribution Amount, (5) Excluded Contributions and (6) Disqualified Stock) or (y) debt securities of the BV Borrower that have been converted into such Equity Interests of the BV Borrower (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the BV Borrower sold to a Restricted Subsidiary or the BV Borrower, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

Senior Subordinated Term Loan Agreement

(C) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the BV Borrower, of property and marketable securities contributed to the capital of the BV Borrower after April 27, 2006 (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with Section 7.01(c)(iv), plus

(D) without duplication of any amounts included in Section 7.01(c)(iv) and to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the BV Borrower, of property and marketable securities received after April 27, 2006 by means of (i) the sale or other disposition (other than to the BV Borrower or a Restricted Subsidiary) of Restricted Investments made by the BV Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the BV Borrower or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the BV Borrower or its Restricted Subsidiaries or (ii) the sale (other than to the BV Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 7.01(c)(x) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the BV Borrower or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the BV Borrower or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the BV Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 7.01(c)(x) or to the extent such Investment constituted a Permitted Investment).

(c) The provisions in Sections 7.01(a) and (b) will not prohibit:

(i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the BV Borrower or any direct or indirect parent corporation of the BV Borrower (“Retired Capital Stock”) or Indebtedness subordinated to the Loans in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the BV Borrower) of Equity Interests of the BV Borrower or contributions to the equity capital of the BV Borrower (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the BV Borrower or to an employee stock ownership plan or any trust established by the BV Borrower or any of its Subsidiaries) of Refunding Capital Stock;

Senior Subordinated Term Loan Agreement

(iii) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Loans made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with Section 7.03 so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Loans being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Loans being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Loans and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to such Loans so redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Loans being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Loans being so redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the BV Borrower or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the BV Borrower, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement, provided, however, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed in any calendar year $7,500,000 (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided, further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the BV Borrower and, to the extent contributed to the BV Borrower, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the BV Borrower, any of its Subsidiaries or any of its direct or indirect parent corporations that has occurred or occurs after April 27, 2006 plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the BV Borrower or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the BV Borrower or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the BV Borrower or its Restricted Subsidiaries after April 27, 2006 (provided, that the BV Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (iv);

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the BV Borrower or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after April 27,

Senior Subordinated Term Loan Agreement

2006 and the declaration and payment of dividends to any direct or indirect parent corporation of the BV Borrower the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent corporation of the BV Borrower issued after April 27, 2006; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the BV Borrower would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the BV Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after April 27, 2006;

(vii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(viii) the payment of dividends on the BV Borrower’s common stock following the first public offering of the BV Borrower’s common stock or the common stock of any of its direct or indirect parent corporations after April 27, 2006, of up to 6.0% per annum of the net cash proceeds received by or contributed to the BV Borrower after the Effective Date in any such public offering, other than public offerings with respect to the BV Borrower’s common stock registered on Form F-4 and other than any public sale constituting an Excluded Contribution;

(ix) Investments that are made with Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed $75,000,000;

(xi) cash dividends or other distributions on the BV Borrower’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or the making of the Loans, in each case to the extent permitted (to the extent applicable) by Section 7.05;

(xii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(xiii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to Section 7.04; provided that an Asset Sale Offer, as applicable, has been made and all the Loans accepted by the Lenders for repayment in connection with an Asset Sale Offer have been repurchased, redeemed or acquired for value;

(xiv) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the BV Borrower in amounts required for such Person to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) income taxes to the extent such income taxes are attributable to the income of the BV Borrower and the Restricted Subsidiaries and, to the extent of the

Senior Subordinated Term Loan Agreement

amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the BV Borrower and the Restricted Subsidiaries would be required to pay for such fiscal year were the BV Borrower and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the BV Borrower to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the BV Borrower and its Restricted Subsidiaries;

(D) general corporate overhead and operating expenses such as direct or indirect parent corporation of the BV Borrower to the extent such expenses are attributable to the ownership or operation of the BV Borrower and its Restricted Subsidiaries;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the BV Borrower; and

(F) its obligations under the Advisory Agreement (as in effect on the Effective Date);

(xv) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the BV Borrower; provided, however, that any such cash payment shall be bona fide and in good faith and shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the BV Borrower);

(xvi) the declaration or payment of Restricted Payments that are made with the proceeds of Designated Asset Sales; provided, however, that any such Restricted Payments made other than pursuant to clause (y) of the definition of “Designated Asset Sales” shall not exceed $200,000,000 in the aggregate; and

(xvii) the dividend or distribution of a Restricted Investment consisting of shares of Capital Stock of, or Indebtedness owed to the BV Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents) to the extent such Restricted Investment was included in the calculation of the amount of Restricted Payments.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ii), (v), (vi), (viii), (x), (xii), (xiii) or (xvi) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(d) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the BV Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair

Senior Subordinated Term Loan Agreement

market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the BV Borrower. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $50,000,000.

(e) The BV Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the BV Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(f) For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section may be in the form of a loan.

SECTION 7.02. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The BV Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the BV Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the BV Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the BV Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the BV Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 7.02(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents as in effect on the Effective Date or (y) on the Effective Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(ii) this Agreement, the Senior Notes Indenture, the Senior Notes, the Senior Subordinated Notes Indenture, the Senior Subordinated Notes and the Credit Agreement and the related Guarantees;

(iii) purchase money obligations or other obligations described in Section 7.03(b)(iv) for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in Section 7.02(a)(iii) on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

Senior Subordinated Term Loan Agreement

(v) any agreement or other instrument of a Person acquired by the BV Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.03 and Section 7.06 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness or Preferred Stock of the BV Borrower or any Guarantor, in each case, that was or is incurred subsequent to April 27, 2006 pursuant to Section 7.03;

(x) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xi) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(xii) any encumbrances or restrictions of the type referred to in Section 7.02(a) (i), (ii) and (iii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in this Section 7.02(b)(i) through (xi); provided, that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the BV Borrower’s Board of Directors, not materially less favorable to the Lenders than encumbrances and restrictions contained in such predecessor agreements and do not materially affect the BV Borrower’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of such Loans, in each case, as and when due; provided further, however, that with respect to agreements existing on April 27, 2006, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Lenders than the encumbrances or restrictions contained in such agreements as in effect on the April 27, 2006; and

(xiii) Indebtedness incurred pursuant to Section 7.03(b)(xviii).

SECTION 7.03. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The BV Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the BV Borrower and any Guarantor may incur Indebtedness (including

Senior Subordinated Term Loan Agreement

Acquired Debt) and any Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio of the BV Borrower for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The provisions of Section 7.03(a) will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(i) the incurrence by the BV Borrower and any Restricted Subsidiary of Indebtedness under the Credit Agreement together with the incurrence by the BV Borrower and any Restricted Subsidiaries of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, of $1,800,000,000 outstanding at any one time, less the amount of (x) all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by any obligor thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales; and (y) all principal payments actually made by any obligor thereunder in respect of Indebtedness thereunder with the Net Proceeds from Designated Asset Sales;

(ii) the incurrence by the BV Borrower and the Guarantors of Indebtedness represented by the Senior Notes, the Senior Subordinated Notes and the Loans (including, in each case, any Guarantee thereof) issued on or prior to the Effective Date;

(iii) Existing Indebtedness (other than Indebtedness described in Section 7.03(b)(i), (ii) or (iii));

(iv) Indebtedness (including Capitalized Lease Obligations) incurred by the BV Borrower or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (iv), does not exceed the greater of (x) $50,000,000 and (y) an amount equal to 2.0% of Consolidated Total Assets as of the end of the BV Borrower’s most recently concluded fiscal quarter for which a balance sheet is available;

(v) Indebtedness incurred by the BV Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the BV Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of

Senior Subordinated Term Loan Agreement

any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the BV Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the BV Borrower and any Restricted Subsidiary in connection with such disposition;

(vii) Indebtedness of the BV Borrower owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the BV Borrower or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the BV Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the BV Borrower or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the BV Borrower or such Guarantor with respect to the Loans;

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the BV Borrower or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the BV Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(ix) Hedging Obligations of the BV Borrower or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(x) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the BV Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(xi) Indebtedness of the BV Borrower or any Guarantor or Preferred Stock of any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (xi), does not at any one time outstanding exceed $150,000,000;

(xii) (A) any guarantee by the BV Borrower or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; provided, that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of such Restricted Subsidiary, any such guarantee of the BV Borrower or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Loans and such Guarantor’s Guarantee with respect to such Loans substantially to the same extent as such Indebtedness is subordinated to such Loans or the Guarantee of such Restricted

Senior Subordinated Term Loan Agreement

Subsidiary, as applicable, (B) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of this Agreement, and (C) any guarantee by a Guarantor of Indebtedness of the BV Borrower incurred in accordance with the terms of this Agreement;

(xiii) the incurrence by the BV Borrower or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under Section 7.03(a) and clauses (ii), (iii) and (iv) of this Section 7.03(b), this clause (xiii) and clauses (xiv) and (xxi) of this Section 7.03(b) or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Loans or the related Guarantees, such Refinancing Indebtedness is subordinated or pari passu to such Loans or such Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the BV Borrower or a Guarantor or (y) Indebtedness or Preferred Stock of the BV Borrower or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a Stated Maturity prior to the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding; and provided further that in subclauses (A), (B) and (E) of this clause (xiii) will not apply to any refunding or refinancing of any Senior Debt;

(xiv) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the BV Borrower or any Restricted Subsidiary or merged into the BV Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) the BV Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth Section 7.03(a) or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(xv) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi) Indebtedness of the BV Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(xvii) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the BV Borrower or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

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(xviii) Indebtedness incurred by a Restricted Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (xviii) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (xviii), does not exceed the greater of $50,000,000 and 1.0% of Consolidated Total Assets as of the end of the BV Borrower’s most recently concluded fiscal quarter for which a balance sheet is available;

(xix) Indebtedness consisting of promissory notes issued by the BV Borrower or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the BV Borrower or any of its direct or indirect parent corporations permitted by Section 7.01;

(xx) Contribution Indebtedness;

(xxi) Indebtedness of the BV Borrower or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the BV Borrower or such Guarantor of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that the Fixed Charge Coverage Ratio of the BV Borrower for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, determined on a pro forma basis as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four- quarter period, (A) would have been at least 1.5 to 1 for any incurrence of Indebtedness on or prior to December 31, 2007, and would have been at least 1.75 to 1 for any incurrence of Indebtedness thereafter, and (B) would have been greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; and

(xxii) Indebtedness of the BV Borrower and any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Senior Subordinated Notes as described under Article 8 and Article 12 of the Senior Subordinated Notes Indenture.

(c) For purposes of determining compliance with this Section 7.03, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxii) above, or is entitled to be incurred pursuant to Section 7.03(a), the BV Borrower will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this Section 7.03, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Effective Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (i) through (xxii) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

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(d) For purposes of determining compliance with any Dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the US Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to Dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in Dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the US Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such US Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the US Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the BV Borrower and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 7.04. Asset Sales.

(a) The BV Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the BV Borrower (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) in the case of Asset Sales involving consideration in excess of $10,000,000, the fair market value is determined in good faith by the BV Borrower’s Board of Directors; and

(iii) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the BV Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (iii) above, the amount of (1) any liabilities (as shown on the BV Borrower’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the BV Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or the related Guarantees) that are assumed by the transferee of any such assets and from which the BV Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (2) any securities received by the BV Borrower or such Restricted Subsidiary from such transferee that are converted by the BV Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (3) any Designated Noncash Consideration received by the BV Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the BV Borrower), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75,000,000 and (y) 2.5% of Consolidated Total Assets of the BV Borrower as of the end of the BV Borrower’s most recently ended fiscal quarter prior to the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Senior Subordinated Term Loan Agreement

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the BV Borrower (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(i) to permanently reduce Obligations under Senior Debt of the BV Borrower or any Guarantor Senior Debt (and to correspondingly reduce commitments with respect thereto) or Indebtedness of the BV Borrower that ranks pari passu with the Loans or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Loans provided, that if the BV Borrower shall so reduce Obligations under Indebtedness that ranks pari passu with the Loans or a related Guarantee, it will equally and ratably reduce Obligations under the Loans by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined in Section 7.04(d) below)) to all Lenders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the pro rata principal amount of the Loans or Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(ii) in the case of a Designated Asset Sale, as provided for in the definition of Designated Asset Sales; or

(iii) to (A) make an investment in any one or more businesses; provided, that such investment in any business is in the form of the acquisition of Capital Stock and results in the BV Borrower or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) make an investment in other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(iv) to make an investment in (A) any one or more businesses; provided, that such investment in any business is in the form of the acquisition of Capital Stock and it results in the BV Borrower or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

(c) Any Net Proceeds from an Asset Sale not applied or invested in accordance with Section 7.04(b) within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds,” provided, that if during such 365-day period the BV Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of Section 7.04(b)(i), (ii) or (iii) after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

(d) When the aggregate amount of Excess Proceeds exceeds $20,000,000, the BV Borrower, or the applicable Restricted Subsidiary, will make an offer (an “Asset Sale Offer”) to all Lenders and Indebtedness that ranks pari passu with such Loans and contains provisions similar to those set forth in this Agreement with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Loans and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.

Senior Subordinated Term Loan Agreement

(e) Pending the final application of any Net Proceeds, the BV Borrower, or the applicable Restricted Subsidiary (including the BV Borrower), may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(f) If any Excess Proceeds remain after consummation of an Asset Sale Offer, the BV Borrower, or the applicable Restricted Subsidiary (including the BV Borrower), may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Loans accepted for repayment in connection with such Asset Sale Offer exceeds the amount of Excess Proceeds applicable to the Loans, the accepted Loans will be prepaid on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

SECTION 7.05. Transactions with Affiliates.

(a) The BV Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5,000,000, unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the BV Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the BV Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the BV Borrower; and

(ii) (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15,000,000, a majority of the disinterested members of the Board of Directors of the BV Borrower have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the BV Borrower; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75,000,000, the Board of Directors of the BV Borrower shall also have received a written opinion as to the fairness to the BV Borrower and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i) any transaction with the BV Borrower, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the BV Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(ii) Restricted Payments and Permitted Investments (other than pursuant to clauses (3), (10) and (11) of the definition thereof) permitted by this Agreement;

(iii) the payment to the Sponsors, any of their Affiliates, and officers of the BV Borrower or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Advisory Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the Lenders in any material respect than the Advisory Agreement) or (B) other

Senior Subordinated Term Loan Agreement

agreements as in effect on the Effective Date that are (x) entered into in connection with the Transactions and (y) as described in the Offering Memorandum for the Senior Subordinated Notes or any amendment thereto (so long as any such amendment is not less advantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date);

(iv) the payment of reasonable and customary compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the BV Borrower, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the BV Borrower or senior management thereof;

(v) payments made by the BV Borrower or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of the BV Borrower in good faith;

(vi) transactions in which the BV Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the BV Borrower or such Restricted Subsidiary from a financial point of view;

(vii) payments or loans (or cancellations of loans) to employees or consultants of the BV Borrower or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the BV Borrower and which are otherwise permitted under this Agreement, but in any event not to exceed $10,000,000 in the aggregate outstanding at any one time;

(viii) payments made or performance under any agreement as in effect on the Effective Date or as described in the Offering Memorandum for the Senior Subordinated Notes (other than the Advisory Agreement and the Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions);

(ix) the existence of, or the performance by the BV Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Effective Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the BV Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(x) the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the

Senior Subordinated Term Loan Agreement

terms of this Agreement that are fair to the BV Borrower or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the BV Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(xii) the issuance of Equity Interests (other than Disqualified Stock) of the BV Borrower to any Permitted Holder, any director, officer, employee or consultant of the BV Borrower or its Subsidiaries or any other Affiliates of the BV Borrower (other than a Subsidiary);

(xiii) investments by the Sponsors in securities of the BV Borrower or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(xiv) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

SECTION 7.06. Liens.

(a) The BV Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Loans or a related Guarantee on any asset or property of the BV Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(i) in the case of Liens securing Indebtedness subordinated to the Loans or the related Guarantees, the Loans and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(ii) in all other cases, the Loans and any related Guarantees are equally and ratably secured,

(b) The provisions of Section 7.06(a) will not apply to:

(i) Liens existing on the Effective Date to the extent and in the manner such Liens are in effect on the Effective Date;

(ii) Liens securing the Loans and the Senior Subordinated Notes, and, in each case, the related Guarantees;

(iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

(iv) Permitted Liens.

SECTION 7.07. Business Activities. The BV Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the BV Borrower and its Subsidiaries taken as a whole.

Senior Subordinated Term Loan Agreement

SECTION 7.08. Merger, Consolidation, or Sale of Assets.

(a) The BV Borrower may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the BV Borrower is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the BV Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (A) the BV Borrower is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the BV Borrower) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is, in the case of the BV Borrower, a corporation or limited liability company organized or existing under the laws of any member state of the European Union, the United States, any state of the United States or the District of Columbia (the BV Borrower or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”), provided, that at any time the Successor Company is a limited liability company, there shall be a co-borrower of the Loans that is a corporation that satisfies the requirements of this Section 7.08(a);

(ii) the Successor Company (if other than the BV Borrower) assumes all the obligations of the BV Borrower, under the Loans, this Agreement and the Promissory Note pursuant to agreements reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the BV Borrower and its Restricted Subsidiaries immediately prior to such transaction.

The foregoing provision shall also apply to any Guarantor, with the exception of clause (iv).

(b) For purposes of this Section 7.08, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the BV Borrower, which properties and assets, if held by the BV Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the BV Borrower on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the BV Borrower.

(c) For avoidance of doubt, it is agreed that, for all purposes under this Agreement, a sale, transfer or disposition of the properties or assets of the BV Borrower and its subsidiaries that, in the aggregate accounted for no more than two-thirds of the BV Borrower’s aggregate EBITDA during the four most recent consecutive fiscal quarters prior to the date of such sale, transfer or disposition for which financial statements are available (as specified in an Officers’ Certificate delivered to the Administrative Agent), shall be deemed not to be a sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the BV Borrower.

(d) The predecessor company shall be released from its obligations under this Agreement and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the BV Borrower under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor shall not be so released.

Senior Subordinated Term Loan Agreement

(e) Notwithstanding the foregoing, clauses (iii) and (iv) of Section 7.08(a) shall not apply to (A) a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the BV Borrower and its Restricted Subsidiaries, (B) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the BV Borrower or to another Restricted Subsidiary (provided, that, in the event that such Restricted Subsidiary is a Guarantor, it may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets solely to the BV Borrower or another Guarantor) or (C) the BV Borrower merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the BV Borrower in another jurisdiction so long as the amount of Indebtedness of the BV Borrower and its Restricted Subsidiaries is not increased thereby.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01. Events of Default.

Each of the following is an “Event of Default”:

(a) the BV Borrower defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Loans (whether or not such payment is prohibited by Article Nine of this Agreement);

(b) the BV Borrower defaults in the payment when due of interest or fees on or with respect to the Loans and such default continues for a period of 30 days (whether or not such payment is prohibited by Article Nine of this Agreement);

(c) the BV Borrower defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Agreement (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (a) or (b) above) and such default or breach continues for a period of 60 days after the notice specified below;

(d) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the BV Borrower or any Restricted Subsidiary or the payment of which is guaranteed by the BV Borrower or any Restricted Subsidiary (other than Indebtedness owed to the BV Borrower or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Effective Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its Stated Maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40,000,000 (or its foreign currency equivalent) or more at any one time outstanding;

Senior Subordinated Term Loan Agreement

(e) the BV Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) takes any comparable action under any foreign laws relating to insolvency;

(vi) generally is not able to pay its debts as they become due; or

(vii) takes any corporate action to authorize or effect any of the foregoing;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the BV Borrower or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the BV Borrower or any Significant Subsidiary or for all or substantially all of the property or assets of the BV Borrower or any Significant Subsidiary; or

(iii) orders the liquidation of the BV Borrower or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days;

(g) the failure by the BV Borrower or any Significant Subsidiary to pay final judgments aggregating in excess of $40,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(h) the Guarantee of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the BV Borrower, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under this Agreement or any Guarantee, other than by reason of the release of such Guarantee in accordance with the terms of this Agreement, and such Default continues for 10 days; or

(i) the occurrence of a Change of Control.

Senior Subordinated Term Loan Agreement

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, subject to the terms of Article Nine:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under Bankruptcy Law, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 12.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 12.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations not then due and payable) have been paid in full, to the Borrowers or as otherwise required by Law.

Senior Subordinated Term Loan Agreement

ARTICLE 9

SUBORDINATION

SECTION 9.01. Agreement to Subordinate.

Notwithstanding anything to the contrary contained herein, the BV Borrower, for itself and its successors, each of the Guarantors, for itself and its successors, and each Lender agrees that the payment of all Obligations owing to the Lenders in respect of the Loans is subordinated in right of payment, to the extent and in the manner provided in this Article Nine, to the prior payment in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt or Guarantor Senior Debt, as the case may be, of all Obligations on Senior Debt or Guarantor Senior Debt, as the case may be (including the Obligations with respect to the Credit Agreement and the Senior Notes that constitute Senior Debt or Guarantor Senior Debt, as the case may be, whether outstanding on the Effective Date or thereafter incurred and including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt or Guarantor Senior Debt, as the case may be, whether or not a claim for such interest would be allowed in such proceeding). Notwithstanding the foregoing, the Lenders may receive and retain Permitted Junior Securities and payments and distributions made relating to the Loans shall not be so subordinated in right of payment, so long as the conditions specified in Article Nine (without any waiver or modification of the requirement that the deposits pursuant thereto do not conflict with the terms of the Credit Agreement, the Senior Notes or any other Senior Debt or Guarantor Senior Debt) are satisfied on the date of any deposit pursuant to said trust.

This Article Nine shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt or Guarantor Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt or Guarantor Senior Debt and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

SECTION 9.02. Suspension of Payment When Designated Senior Debt is in Default.

(a) If any default occurs and is continuing beyond any applicable grace period when payment is due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or fees or other amounts payable with respect to, any Designated Senior Debt (a “Payment Default”), then no payment or distribution of any kind or character shall be made by or on behalf of the BV Borrower or any other Person on its or their behalf with respect to any Obligations on or relating to the Loans or to prepay any of the Loans for cash or assets or otherwise unless the default has been cured or waived; provided, however, that the BV Borrower may prepay the Loans without regard to the foregoing if the BV Borrower and the Administrative Agent receive written notice approving such payment from the Representative of the holders of such Designated Senior Debt.

(b) If any other event of default (other than a Payment Default) occurs and is continuing with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof without further notice (except such notice as may be required to effect such acceleration) (a “Non-payment Default”) and if the Representative for the respective issue of Designated Senior Debt gives notice of the event of default to the Administrative Agent stating that such notice is a payment blockage notice (a “Payment Blockage Notice”), then during the period (the “Payment Blockage Period”) beginning upon the delivery of such Payment Blockage Notice and ending on the earlier of the 179th day after such delivery and the date on which (x) such Nonpayment Default with respect to such Designated Senior Debt has been cured or waived or ceases to

Senior Subordinated Term Loan Agreement

exist, (y) all Designated Senior Debt with respect to which any such event of default has occurred and is continuing is discharged or paid in full in cash or Cash Equivalents, or (z) the Administrative Agent receives notice thereof from the Representative for the respective issue of Designated Senior Debt terminating the Payment Blockage Period (unless the maturity of any Designated Senior Debt has been accelerated or a Payment Default exists), neither the BV Borrower nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on or with respect to the Loans or (y) prepay any of the Loans for cash or assets or otherwise. Notwithstanding anything herein to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date the applicable Payment Blockage Notice is received by the Administrative Agent and (y) no new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice. For all purposes of this Section 9.02(b), no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

(c) The foregoing Sections 9.02(a) and (b) shall not apply to payment in the form of Permitted Junior Securities. In addition, Lenders may also receive and retain Permitted Junior Securities.

(d) In the event that any payment or distribution shall be received by the Administrative Agent or any Lender when such payment or distribution is prohibited by the foregoing provisions of this Section 9.02, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear. Upon the proper written request of the holders of the Senior Debt, the Administrative Agent or the Lender, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative. The Administrative Agent shall be entitled to rely on information regarding amounts then due and owing on the Senior Debt, if any, received from the holders of Senior Debt (or their Representatives) or, if such information is not received from such holders or their Representatives, from the BV Borrower and only amounts included in the information provided to the Administrative Agent shall be paid to the holders of Senior Debt.

(e) Nothing contained in this Article Nine shall limit the right of the Administrative Agent or the Lenders to take any action to accelerate the maturity of the Loans pursuant to Section 8.02 or to pursue any rights or remedies hereunder; provided, that all Senior Debt thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Lenders are entitled to receive any payment of any kind or character with respect to Obligations on the Loans (and such Lenders may receive such payments only to the extent then permitted to do so by Section 9.02(a) and (b)).

SECTION 9.03. Loans Subordinated to Prior Payment of All Senior Debt on Dissolution, Liquidation or Reorganization of the BV Borrower.

(a) Upon any payment or distribution of assets of the BV Borrower of any kind or character, whether in cash, assets or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the BV Borrower or in a bankruptcy, reorganization, insolvency, receivership or other similar

Senior Subordinated Term Loan Agreement

proceeding relating to the BV Borrower or its assets, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on or relating to the Loans (except that Lenders may receive and retain Permitted Junior Securities), or for the acquisition, defeasance or redemption of any of the Loans for cash or assets or otherwise. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of the BV Borrower of any kind or character, whether in cash, assets or securities, to which the Lenders or the Administrative Agent under this Agreement would be entitled, except for the provisions hereof, shall be paid by the BV Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Lenders or by the Administrative Agent under this Agreement if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b) To the extent any payment of Senior Debt (whether by or on behalf of the BV Borrower, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

It is further agreed that any diminution (whether pursuant to court decree or otherwise, including for any of the reasons described in the preceding sentence) of the BV Borrower’s obligation to make any distribution or payment pursuant to any Senior Debt, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Senior Debt in cash or Cash Equivalents, shall have no force or effect for purposes of the subordination provisions contained in this Article Nine, with any turnover of payments as otherwise calculated pursuant to this Article Nine to be made as if no such diminution had occurred.

(c) In the event that, notwithstanding the foregoing, any payment or distribution of assets of the BV Borrower of any kind or character, whether in cash, assets or securities, shall be received by the Administrative Agent or any Lender when such payment or distribution is prohibited by this Section 9.03, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

(d) The consolidation of the BV Borrower with, or the merger of the BV Borrower with or into, another corporation, partnership, trust or limited liability company or the liquidation or dissolution of the BV Borrower following the conveyance or transfer of all or substantially all of its assets, to another corporation, partnership, trust or limited liability company upon the terms and conditions provided in Section 7.08 hereof and as long as permitted under the terms of the Senior Debt shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the BV Borrower’s obligations hereunder in accordance with Section 7.08 hereof.

Senior Subordinated Term Loan Agreement

SECTION 9.04. Payments May Be Made Prior to Dissolution.

Nothing contained in this Article Nine or elsewhere in this Agreement shall prevent (i) the BV Borrower, except under the conditions described in Sections 9.02 and 9.03, from making payments at any time for the purpose of making payments of principal of and interest on the Loans, or from depositing with the Administrative Agent any moneys for such payments, or (ii) in the absence of actual knowledge by the Administrative Agent that a given payment would be prohibited by Section 9.02 or 9.03, the application by the Administrative Agent of any moneys deposited with it for the purpose of making such payments of principal of, and interest on, the Loans to the Lenders entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise become due and payable a Responsible Officer of the Administrative Agent shall have actually received the written notice provided for in the first sentence of Section 9.02(b) or in Section 9.07 (provided, that, notwithstanding the foregoing, the Lenders receiving any payments made in contravention of Section 9.02 or 9.03 (and the respective such payments) shall otherwise be subject to the provisions of Section 9.02 and Section 9.03). The BV Borrower shall give prompt written notice to the Administrative Agent of any dissolution, winding-up, liquidation or reorganization of the BV Borrower, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein.

SECTION 9.05. Lenders To Be Subrogated to Rights of Holders of Senior Debt.

Subject to the payment in full in cash or Cash Equivalents of all Senior Debt, the Lenders shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, assets or securities of the BV Borrower applicable to the Senior Debt until the Loans shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Debt by or on behalf of the BV Borrower, or by or on behalf of the Lenders by virtue of this Article Nine, which otherwise would have been made to the Lenders shall, as between the BV Borrower and the Lenders, be deemed to be a payment by the BV Borrower to or on account of the Senior Debt, it being understood that the provisions of this Article Nine are and are intended solely for the purpose of defining the relative rights of the Lenders, on the one hand, and the holders of Senior Debt, on the other hand.

SECTION 9.06. Obligations of the Borrowers Unconditional.

Nothing contained in this Article Nine or elsewhere in this Agreement or in the other Loan Documents is intended to or shall impair, as among each Borrower, its creditors other than the holders of Senior Debt, and the Lenders, the obligation of such Borrower, which is absolute and unconditional, to pay to the Lenders the principal of and any interest on the Loans as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of each Borrower other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Lender or the Administrative Agent on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, in respect of cash, assets or securities of each Borrower received upon the exercise of any such remedy.

SECTION 9.07. Notice to Administrative Agent.

The BV Borrower shall give prompt written notice to the Administrative Agent of any fact known to the BV Borrower which would prohibit the making of any payment to or by the

Senior Subordinated Term Loan Agreement

Administrative Agent in respect of the Loans pursuant to the provisions of this Article Nine, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein. Regardless of anything to the contrary contained in this Article Nine or elsewhere in this Agreement, the Administrative Agent shall not be charged with knowledge of the existence of any default or event of default with respect to any Senior Debt or of any other facts which would prohibit the making of any payment to or by the Administrative Agent unless and until the Administrative Agent shall have received notice in writing from the BV Borrower, or from a holder of Senior Debt or a Representative therefor and, prior to the receipt of any such written notice, the Administrative Agent shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist. The Administrative Agent shall be entitled to rely on the delivery to it of any notice pursuant to this Section 9.07 to establish that such notice has been given by a holder of Senior Debt (or a trustee thereof).

In the event that the Administrative Agent determines in good faith that any evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article Nine, the Administrative Agent may request such Person to furnish evidence to the satisfaction of the Administrative Agent as to the amounts of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article Nine, and if such evidence is not furnished the Administrative Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 9.08. Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the BV Borrower referred to in this Article Nine, the Administrative Agent, subject to the provisions of Article 11 hereof, and the Lenders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceeding is pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Administrative Agent or the Lenders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other Indebtedness of the BV Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Nine.

SECTION 9.09. Administrative Agent’s Relation to Senior Debt.

The Administrative Agent and any agent of the BV Borrower or the Administrative Agent shall be entitled to all the rights set forth in this Article Nine with respect to any Senior Debt which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Senior Debt and nothing in this Agreement shall deprive the Administrative Agent or any such agent of any of its rights as such holder.

With respect to the holders of Senior Debt, the Administrative Agent undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article Nine, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Agreement against the Administrative Agent. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Debt.

Whenever a distribution is to be made or a notice given to holders or owners of Senior Debt, the distribution may be made and the notice may be given to their Representative, if any.

Senior Subordinated Term Loan Agreement

SECTION 9.10. Subordination Rights Not Impaired by Acts or Omissions of the BV Borrower or Holders of Senior Debt.

No right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the BV Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the BV Borrower with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Administrative Agent, without incurring responsibility to the Administrative Agent or the Lenders and without impairing or releasing the subordination provided in this Article Nine or the obligations hereunder of the Lenders to the holders of the Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt, or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the BV Borrower and any other Person.

SECTION 9.11. Lenders Authorize Administrative Agent to Effectuate Subordination of Loans.

Each Lender authorizes and expressly directs the Administrative Agent on its behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of Senior Debt and the Lenders, the subordination provided in this Article Nine, and appoints the Administrative Agent its attorney-in-fact for such purposes, including in the event of any dissolution, winding-up, liquidation or reorganization of the BV Borrower (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of credits or otherwise) tending towards liquidation of the business and assets of the BV Borrower, the filing of a claim for the unpaid balance of its Loans and accrued interest in the form required in those proceedings.

If the Administrative Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Debt or their Representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Lenders of said Loans. Nothing herein contained shall be deemed to authorize the Administrative Agent or the holders of Senior Debt or their Representative to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Lender thereof, or to authorize the Administrative Agent or the holders of Senior Debt or their Representative to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.12. This Article Nine Not to Prevent Events of Default.

The failure to make a payment on account of principal of, premium, if any, or interest on the Loans by reason of any provision of this Article Nine shall not be construed as preventing the occurrence of an Event of Default.

SECTION 9.13. Administrative Agent’s Compensation Not Prejudiced.

Nothing in this Article Nine shall apply to amounts due to the Administrative Agent for its own account (other than payments of Obligations owing to Lenders in respect of the Loans) pursuant to other sections of this Agreement.

Senior Subordinated Term Loan Agreement

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantee.

(a) Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Lender and its successors and assigns, irrespective of the validity and enforceability of, this Agreement, the Loans or the obligations of the BV Borrower hereunder or thereunder, that: (i) the principal of, premium, if any, and accrued and unpaid interest and defaulted interest, if any, on the Loans will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and defaulted interest, if any, on the Loans (pursuant to Section 2.08), if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the BV Borrower to the Lenders or the Administrative Agent hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Loans or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Each Guarantor hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the BV Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the BV Borrower, any right to require a proceeding first against the BV Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in this Agreement and the other Loan Documents.

(c) If any Lender or the Administrative Agent is required by any court or otherwise to return to the BV Borrower, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the BV Borrower or the Guarantors, any amount paid by any of them to the Administrative Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated with full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Eight for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Eight hereof, such obligations (whether or not due and payable) shall forthwith

Senior Subordinated Term Loan Agreement

become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Guarantee.

SECTION 10.02. Limitation on Guarantor Liability.

Each Guarantor and each Lender, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute (i) a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to its Guarantee or (ii) an unlawful distribution under any applicable state or foreign law prohibiting distributions by an insolvent entity to the extent applicable to its Guarantee. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance or such an unlawful distribution.

SECTION 10.03. Execution and Delivery of Additional Guarantees.

If required by Section 6.14, the BV Borrower shall cause such Subsidiaries to execute guarantee supplements to this Agreement in accordance with Section 6.14 and this Article Ten, to the extent applicable.

SECTION 10.04. Guarantors May Consolidate, Etc., on Certain Terms.

Each Guarantor may consolidate with or merge into or sell its assets to the BV Borrower or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in Section 7.08.

SECTION 10.05. Releases.

The Guarantee of a Guarantor will be released in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock (including through merger or consolidation) following which the applicable Guarantor is no longer a Subsidiary), or all or substantially all the assets, of the applicable Guarantor, if such sale, disposition or other transfer is made in compliance with the provisions of Section 7.04;

(b) the BV Borrower designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 7.01 and the definition of “Unrestricted Subsidiary”;

(c) in the case of any Restricted Subsidiary which after the Effective Date is required to guarantee the Loans pursuant to Section 6.14, the release or discharge of the guarantee by such Restricted Subsidiary of all Indebtedness of the BV Borrower or any Restricted Subsidiary or the repayment of all the Indebtedness or Disqualified Stock, in each case, which resulted in an obligation to guarantee the Loans;

Senior Subordinated Term Loan Agreement

(d) if the obligations of the BV Borrower under this Agreement are discharged in accordance with the terms of this Agreement; or

(e) such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Effective Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (vii), (ix), (x) or (xv) of Section 7.03(b) and (z) does not guarantee any Indebtedness of the BV Borrower or any of the other Guarantors.

SECTION 10.06. Subordination of Guarantee.

Payments under the Guarantees of each Guarantor shall be subordinated to the prior payment in full of all Guarantor Senior Debt of such Guarantor, including Guarantor Senior Debt of such Guarantor incurred after the date of this Agreement, on the same basis as the payments by the BV Borrower on the Loans are subordinated to the prior payment in full of Senior Debt of the BV Borrower, as provided for in Article Nine, and elsewhere in this Agreement. The terms of Section 9.02 apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee of the Loans. For the purposes of the foregoing sentence, the Administrative Agent and the Lenders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Loans pursuant to this Agreement, including Article Ten.

ARTICLE 11

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 11.01. Authorization and Action. (a) Each Lender (in its capacities as a Lender) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

(b) Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.

SECTION 11.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or

Senior Subordinated Term Loan Agreement

representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Morgan Stanley Senior Funding, Inc., Banc of America Bridge LLC and Goldman Sachs Credit Partners L.P. and Affiliates. With respect to its Commitments, the Loans made by it and any Promissory Notes issued to it, each of Morgan Stanley Senior Funding, Inc., Banc of America Bridge LLC and Goldman Sachs Credit Partners L.P. shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though they were not Agents; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Morgan Stanley Senior Funding, Inc., Banc of America Bridge LLC and Goldman Sachs Credit Partners L.P. in their individual capacities. Morgan Stanley Senior Funding, Inc., Banc of America Bridge LLC and Goldman Sachs Credit Partners L.P. and their affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Morgan Stanley Senior Funding, Inc., Banc of America Bridge LLC and Goldman Sachs Credit Partners L.P. were not Agents and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 11.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 11.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 12.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 11.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

Senior Subordinated Term Loan Agreement

(b) For purposes of this Section 11.05, each Lender’s respective ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to such Lender and (ii) such Lender’s unused Commitments at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 11.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 11.06. Successor Agents. Any Agent may resign as to the Facility by giving written notice thereof to the Lenders and the Borrowers and may be removed as to the Facility at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right (with the consent of the Borrowers, so long as no Event of Default has occurred or is continuing) to appoint a successor Agent as to the Facility. If no successor Agent shall have been so appointed by the Required Lenders (or, so long as no Event of Default has occurred or is continuing, consented to by the Borrowers), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to the Facility, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 11.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to the Facility shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to the Facility under this Agreement.

SECTION 11.07. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Senior Subordinated Term Loan Agreement

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the relevant Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01, or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or Section 2.08 or fees under Section 2.09(a), without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 12.01 or the definition of “Required Lenders”;

(e) change the definition of “Pro Rata Share”, Section 2.12(a), Section 2.13 or Section 8.03 in any manner that would alter the pro rata sharing of payments or other amounts required thereby without the written consent of each Lender affected thereby;

(f) other than in connection with a transaction permitted under Section 7.08 or Article 8, release any material Guarantor from its obligations under the Guarantee, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 12.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Senior Subordinated Term Loan Agreement

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the relevant Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”); provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 12.01, in the event that the Borrowers request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrowers and the Required Lenders, the Borrowers and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full with accrued interest, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

Further, notwithstanding anything to the contrary contained in Section 12.01, if within sixty (60) days following the Effective Date, the Administrative Agent and the BV Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

SECTION 12.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 12.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A) if to any Borrower, any Guarantor, or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

Senior Subordinated Term Loan Agreement

(B) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the relevant Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all actual losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence, bad faith or willful misconduct.

SECTION 12.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 12.04. Attorney Costs, Expenses and Taxes. The Borrowers agree upon and following the Effective Date (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one attorney for all Lenders, the Arrangers and the Administrative Agent (which shall be Shearman & Sterling

Senior Subordinated Term Loan Agreement

LLP) and such other local counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Borrowers, and (b) to pay or reimburse the Administrative Agent, the Arrangers and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 12.05). The foregoing costs and expenses shall include all fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Arranger or any Agent. All amounts due under this Section 12.04 shall be paid promptly (but in any event within 30 days) following receipt by the BV Borrower or an invoice relating thereto setting forth such expenses in reasonable detail. The agreements in this Section 12.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

SECTION 12.05. Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Agent-Related Person, each Agent, each Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, actual losses, actual damages, penalties, claims, demands, actions, judgments, suits, reasonable costs, reasonable expenses and reasonable disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent, the other Agents, the Arrangers and the Lenders (exclusive of one local counsel to the Administrative Agent, the other Agents, the Arrangers and the Lenders in each appropriate jurisdiction), unless (w) the interests of the Administrative Agent, the other Agents, the Arrangers and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed, or (x) the representation of any Lender or group of Lenders would be inappropriate or impracticable or create an actual or potential conflict of interest, one (1) additional counsel for such Lender or group of Lenders may be appointed or (y) the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by any Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnitee or any of its directors, officers or employees or a material breach of the Loan Documents by any Indemnitee or (y) arise from claims of any of the Lenders solely against one or more Lenders (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction,

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participation or contribution of any Borrower or their respective Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.05 shall be paid promptly (but in any event within thirty (30) days) after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 12.05. The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 12.06. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

SECTION 12.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.07(b), (ii) by way of participation in accordance with the provisions of Section 12.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.07(f) or Section 12.07(h), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 12.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the

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case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than €1,000,000; (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(b), Section 8.01(e) and Section 8.01(f) has occurred and is continuing and except for assignments in connection with the exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders following the date on which either any Event of Default referred to in Section 8.01(e) or Section 8.01(f) shall have occurred and be continuing in respect of any Borrower or the Loans shall have been declared immediately due and payable pursuant to Section 8.02, each Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iv) the parties (other than the relevant Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially may be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption; and (v) the assigning Lender shall deliver any Promissory Notes evidencing such Loans to the relevant Borrower or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 12.04 and Section 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Promissory Note, the relevant Borrower (at its expense) shall execute and deliver a Promissory Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such

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Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that directly affects such Participant. Subject to Section 12.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.07(b) and such Participant agrees to be bound by such Sections and Section 3.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender; provided, further, however, that notwithstanding anything to the contrary in this Section 12.07(d), each Lender shall have the right to sell one or more participations in all or any part of its Commitment, Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the relevant Borrower’s prior written consent and such Participant complies with Section 3.01, Section 3.06 and Section 12.15 as if such Participant were a Lender under Section 12.15. A Participant shall not be entitled to the benefits of Section 3.01 unless the relevant Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the relevant Borrower, to comply with Section 3.01, Section 3.06 and Section 12.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Promissory Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the relevant Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the relevant Borrower under this Agreement (including its obligations under Section 3.01, Section 3.04 or Section 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with

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notice to, but without prior consent of the relevant Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or any Borrower, create a security interest in all or any portion of the Loans owing to it and the Promissory Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 12.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 12.07(b)).

(i) Notwithstanding anything to the contrary contained herein, a sale of a participation in or an assignment of all or a portion of its rights and obligations under this Agreement by a Lender to one or more Eligible Assignees or Persons, or a grant by a Lender to an SPC of the option to provide all or any part of any Loan that such Lender would otherwise be obligated to make pursuant to this Agreement, shall in any event only be permitted if:

(i) the consideration for such sale, assignment or grant amounts to at least €50,000 (or the equivalent thereof in any other currency); and

(ii) the selling, assigning or granting Lender (if it continues to have any holding) continues to have a holding which is not less than €50,000 (or the equivalent thereof in any other currency) following such sale, assignment or transfer;

provided that notwithstanding anything to the contrary in this Section 12.07(i), each Lender shall have the right to sell one or more participations in all or any part of its Commitment, Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements.

SECTION 12.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the BV Borrower prompt notice of such disclosure to the extent permitted by applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions no less restrictive than those of this Section 12.08 (or as may otherwise be reasonably acceptable to the BV Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the BV Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being

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understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 12.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section 12.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 12.08.

SECTION 12.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by each of the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the BV Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 12.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of any Borrower or any Domestic Subsidiary, it being understood that the Equity Interests of any Foreign Subsidiary that is not a Loan Party do not constitute such an asset.

SECTION 12.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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SECTION 12.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 12.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 12.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations to the extent not then due and payable) hereunder shall remain unpaid or unsatisfied.

SECTION 12.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.15. Tax Forms. (a) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the US Borrower (each, a “Non-US Lender”) shall deliver to the US Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Effective Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Non-US Lender by the US Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the US Borrower pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the US Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the US Borrower and the Administrative Agent that such Non-US Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10 percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the US Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such

Senior Subordinated Term Loan Agreement

Non-US Lender shall (A) promptly submit to the US Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the US Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Non-US Lender by the US Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the US Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the US Borrower or the Administrative Agent, and (B) promptly notify the US Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender), shall deliver to the US Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the US Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.

(c) If any form or document referred to in this Section 12.15 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service, that the applicable Non-US Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(d) The US Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Non-US Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 12.15, or (B) any Non-US Lender with respect to any Taxes required to the deducted or withheld by reason of such Non-US Lender’s failure to satisfy the foregoing provisions of this Section 12.15, with respect to Taxes required to be deducted or withheld by reason of such US Lender’s failure; provided that if such Lender shall have satisfied the requirement of this Section 12.15 on the date such Lender became a Lender to the US Borrower or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 12.15 shall relieve the US Borrower of its obligation to pay any amounts pursuant to Section 3.01 if such Lender’s failure to satisfy the provisions of Section 12.15 is reasonably the result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof.

(e) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

Senior Subordinated Term Loan Agreement

SECTION 12.16. Process Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.02. In addition, each Loan Party not organized in the United States of America or a state thereof hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 in the United States, as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party not organized in the United States of America or a state thereof also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in Section 12.02 (such service to be effective seven days after mailing thereof). Each Loan Party not organized in the United States of America or a state thereof covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such. Nothing in this Section 12.16 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Lender or the Administrative Agent to bring any suit, action or proceeding against each Loan Party or its property in the courts of other jurisdictions.

SECTION 12.17. GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 12.18. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Senior Subordinated Term Loan Agreement

SECTION 12.19. Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and the conditions set forth in Section 4.01 shall have been satisfied or waived, and thereafter shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.08.

SECTION 12.20. USA Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each Guarantor in accordance with the Patriot Act.

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Senior Subordinated Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SENSATA TECHNOLOGIES B.V., as BV Borrower

By:	/s/ Marielle Stijger
Name: Amaco Management Services B.V. Title: Managing Director

SENSATA TECHNOLOGIES FINANCE COMPANY, LLC, as US Borrower

By:	/s/ Martha Sullivan
Name: Title:

SENSATA TECHNOLOGIES, INC., as a Guarantor

By:	/s/ Martha Sullivan
Name: Title:

SENSATA TECHNOLOGIES HOLDING COMPANY US B.V., as a Guarantor

By:	/s/ Marielle Stijger
Name: Sensata Technologies B.V. Title: Managing Director Name: Amaco Management Services B.V. Title: Managing Director

SENSATA TECHNOLOGIES HOLDING COMPANY MEXICO B.V., as a Guarantor

By:	/s/ Marielle Stijger
Name: Sensata Technologies B.V. Title: Managing Director Name: Amaco Management Services B.V. Title: Managing Director

Senior Subordinated Term Loan Agreement

MORGAN STANLEY SENIOR FUNDING, INC., individually as an Initial Lender and as Administrative Agent

By:	/s/ Todd Vannucci
Name: Todd Vannucci Title: Vice President

Senior Subordinated Term Loan Agreement

BANC OF AMERICA BRIDGE LLC, individually as an Initial Lender and as Syndication Agent

By:	/s/ Bradford Jones
Name: Bradford Jones Title: Managing Director

Senior Subordinated Term Loan Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., individually as an Initial Lender and as Documentation Agent

By:	/s/ Bruce Mendelsohn
Name: Bruce H. Mendelsohn Title: Authorized Signatory

Senior Subordinated Term Loan Agreement